UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2019

Commission File No. 1-9924

__________________________________

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2019 and 2018
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2019 and 2018

*	Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan :

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan (the Plan) as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 1987.

New York, New York
June 12, 2020

CITI RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2019 and 2018

	2019	2018
Assets:
Investments, at fair value	$14,291,607,201	$11,557,615,398
Investments in fully benefit-responsive investment contracts,
at contract value	1,182,833,239	1,142,364,161
Total investments	15,474,440,440	12,699,979,559
Receivables:
Employer contributions	402,568,288	394,713,295
Interest and dividends	5,622,482	5,085,563
Receivable for securities sold	4,999,699	1,161,047
Participant contributions	1,185,280	582,603
Participant loans	218,679,932	227,260,473
Total receivables	633,055,681	628,802,981
Total assets	16,107,496,121	13,328,782,540
Liabilities:
Payable for securities purchased	3,821,531	2,140,815
Other investment liabilities	2,795,556	—
Payable for trustee, administrative fees and other	6,217,528	5,461,250
Total liabilities	12,834,615	7,602,065
Net assets available for benefits	$16,094,661,506	$13,321,180,475
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2019 and 2018

	2019	2018
Additions to (reduction from) net assets attributable to:
Investment income (loss) :
Dividends	$57,703,616	$52,491,682
Interest	30,706,937	29,222,348
Net appreciation (depreciation) in fair value of investments	2,838,984,942	(1,092,966,786)
Net investment income (loss)	2,927,395,495	(1,011,252,756)
Interest income on loans receivable from participants	11,806,646	10,811,689
Contributions:
Employer	402,694,653	394,735,420
Participants	552,985,916	536,480,664
Rollover	45,069,668	53,932,109
Total contributions	1,000,750,237	985,148,193
Total additions (reduction) to net assets	3,939,952,378	(15,292,874)
Deductions from net assets attributable to:
Distributions to participants	1,132,756,551	962,125,934
Trustee and administrative expenses	14,804,684	17,669,420
Dividends paid directly to participants	18,910,112	16,050,424
Total deductions from net assets	1,166,471,347	995,845,778
Net increase (decrease)	2,773,481,031	(1,011,138,652)
Net assets available for benefits at:
Beginning of year	13,321,180,475	14,332,319,127
End of year	$16,094,661,506	$13,321,180,475
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.

(a)	General
The Plan was established in 1987 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citigroup Inc. (the Company), its subsidiaries and affiliates. The Company is the Plan Sponsor, as defined by the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code of 1986, as amended (the Code). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations.
The Plan was initially designed as an Employee Stock Ownership Plan (ESOP) within the meaning of Section 4975(e)(7) of the Code. Effective March 1, 2003, the Plan consists of an ESOP component and a non‑ESOP component. The ESOP component consists of any amount invested in the Citigroup Common Stock Fund under the Plan.
Bank of New York Mellon is the trustee and the custodian of the Plan. The Plan is administered by Alight Solutions Inc. a third‑party administrator.

(b)	Eligibility
Eligible employees generally include (1) employees working in the U.S. and paid from a Company payroll or (2) U.S. citizens or lawful permanent residents of the U.S. performing services overseas in an expatriate employment classification in each case who are performing services for the Company and participating subsidiaries, as defined in the Plan document.
Full‑time employees or part‑time employees scheduled to work 20 or more hours a week are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
Part‑time employees scheduled to work fewer than 20 hours a week are eligible to participate in the Plan on January 1 or July 1 after the employee is credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.

(c)	Employee Contributions
Eligible employees may defer on a before-tax and/or Roth basis a portion of their eligible pay, which generally includes overtime, commissions, shift differential pay, and periodic incentive bonuses, in any 1% increment, by an amount up to 50% of their eligible compensation in a whole percentage up to the maximum permitted by law.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% until they reach a before-tax contribution rate of 15%.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Catch‑up contributions are permitted in accordance with Section 414(v) of the Code. Participants who are over age 50 by the end of the Plan year can contribute up to 49% of their eligible pay up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

(d)	Employer Contributions
During 2019 and 2018, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution. A one‑time Company contribution is also provided to certain grandfathered participants on a limited basis when they become eligible.
The Company matching contribution was equal to 100% of the participant’s before-tax and/or Roth contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the Code) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions, but may be reclassified as before-tax contributions if the participant has not reached 6% of before-tax contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
At December 31, 2019, the employer contribution receivable was $402.6 million; whereas, at December 31, 2018, the employer contribution receivable was $394.7 million. Company contributions relating to 2019 and 2018 were received and credited to participant accounts during the first quarter of 2020 and 2019, respectively.

(e)	Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their deferral contributions, Company contributions, and account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(f)	Rollover and Transfer Contributions
The Plan permits participants to have their interests in other qualified plans rolled over to the Plan or to make rollover contributions into the Plan from an Individual Retirement Account (IRA). Such transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2019 and 2018, $45.1 million and $53.9 million, respectively, related to rollover contributions into the Plan.

(g)	Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
In general, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days. An exception to this rule is that they may move a portion or all of their account balances into the BlackRock Cash Funds: Treasury at any time. However, once a participant moves his or her Plan assets into that fund, he or she cannot move Plan assets out of the fund for seven calendar days.
In addition, Plan participants may not move an investment in the BNY Mellon Stable Value Fund (see note 3) through a fund transfer, reallocation, or rebalance directly into any of the two investment options that are considered competitors of the BNY Mellon Stable Value Fund - the BlackRock Cash Funds: Treasury and the BFA LifePath Index Retirement Fund. The BFA LifePath Index Retirement Fund, although neither a money market fund nor a stable value fund, is considered to compete with the BNY Mellon Stable Value Fund. This restriction on transfers enables the BNY Mellon Stable Value Fund to secure higher‑yielding, fixed‑income investments intended to preserve principal and earned interest.
If a Plan participant moves a portion or all of his or her account balance from the BNY Mellon Stable Value Fund through a fund transfer, reallocation, or rebalance into any investment option other than the two competing investment options named above, the amount moved must remain invested in a noncompeting investment option for at least 90 days before it can be moved into one of the two competing investment options.
These restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Effective March 29, 2018, State Street Global Advisors (SSgA) was replaced by BlackRock as the manager for the S&P 500 Index Fund, Russell 2000 Index Fund, S&P Midcap 400 Index Fund, Russell 3000 Index Fund, MSCI EAFE Index Fund, MSCI Emerging Markets Index Fund, Bloomberg Barclays US TIPS Index Fund and the Bloomberg Roll Select Commodity Index Fund.
Effective March 29, 2018, the SSgA Diversified Bond Fund was eliminated as an investment option and the assets were transferred to the BlackRock US Bond Fund.
Effective October 1, 2018, the T. Rowe Price International Small Cap Fund was combined with Strategic Global Advisors International Small Cap to create the Non-U.S. Small Cap Fund with 50% allocated to each component strategy.
Effective November 15, 2019, the Brandywine Global Bond Fund was eliminated as an investment option and the assets were mapped to the Plan’s Qualified Default Investment Alternative (QDIA), the BFA LifePath Funds based on the participant’s age.
Effective November 15, 2019, the BFA LifePath 2020 Fund was eliminated as an investment option, and the assets were mapped to the BFA LifePath Retirement Fund
Effective November 15, 2019, BFA LifePath 2060 Fund was added as an investment option.
Effective November 15, 2019, the BlackRock Global ESG Index was added as an investment option.
Effective November 15, 2019, the Core Plus Bond Fund was added as an investment option. The Core Plus Bond Fund has 70% of the assets allocated to the Fidelity Advisors Total Bond Fund Class Z (Ticker: FBKWX) and 30% of its assets allocated to the PIMCO Income Fund Class I (Ticker: PIMIX).

(h)	Vesting
The rights of a participant to his or her own contributions and any earnings thereon are at all times fully vested and nonforfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:

•	Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;

•	If a participant reaches age 55, dies or becomes disabled while in service;

•	In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).

(i)	Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2019 and 2018, $1,071,626 and $552,176, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2019 and 2018, unallocated forfeitures were $547,433 and $451,812, respectively.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(j)	Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and the Code, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2019 and 2018 bore interest rates from 4.25% to 10.50%.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Loan repayments by participants who are employed by the Company are generally made through after‑tax payroll deductions. Manual loan repayments by participants who are no longer employed by the Company and who are eligible to make manual loan repayments are submitted directly to Alight Solutions, Inc.. Loan terms range from 1 to 5 years for general‑purpose loans or up to 20 years for the purchase of a primary residence.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed. Plan participants who reside in Florida may be subject to a nominal tax imposed by Florida law, which is deducted from the participant’s Plan account at the time his or her loan request is processed as soon as administratively practicable.

(k)	Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

(l)	Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until April 1 of the calendar year following the calendar year in which the participant attains age 70½, or may request a distribution at any time in the form of a

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the participant has terminated employment, minimum distributions must commence no later than April 1 of the calendar year following the calendar year in which the participant attains age 70½. If the participant is still employed at age 70½, minimum distributions must commence when the participant retires or otherwise separates from service.
If the value of a participant’s account is at least $1,000 and does not exceed $5,000, the Plan will automatically roll the participant’s account over to an IRA, if the participant does not elect otherwise within 90 days of receiving a notice from the Plan. However, if the Plan participant is age 65 or older and his or her account balance is $5,000 or less, the Plan will distribute his or her account as a lump‑sum distribution and withhold the applicable taxes. If the value of a participant’s account is less than $1,000, the Plan will distribute the participant’s account upon termination of employment, unless otherwise instructed.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Distributions from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant. Fractional shares and distributions from other funds are paid in cash.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in US dollars.

(b)	Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.

(c)	Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.

Cash equivalents and short-term investments are valued at cost, which approximates fair value.

Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund and the State Street Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Mutual funds are valued at the net asset value (NAV) reported in the active market where the fund is traded on a daily basis. Exchange-traded funds are valued at last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)	Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.

(e)	Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:

•	The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.

•
The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.

•	All permitted participant‑initiated transactions occur at contract value, without limitations.

•	An event that limits the ability of the participant to transact at contract value is not probable.

•	The Fund must allow participants reasonable access to their funds.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value, as shown in the table below:

	2019	2018
Synthetic GICs	$1,182,833,239	$1,142,364,161
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

(4)	Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1 – Quoted prices for identical instruments in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2019.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

	December 31, 2019
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$338	$100,113,818	$100,114,156
Collective trust funds	—	11,700,443,216	11,700,443,216
U.S. equities	1,034,637,823	—	1,034,637,823
Non-U.S. equities	526,696,186	—	526,696,186
Mutual funds and other registered investment companies	929,715,820	—	929,715,820
Investments, at fair value	$2,491,050,167	$11,800,557,034	$14,291,607,201

Other investment liabilities	$(1,062,328)	$(1,733,228)	$(2,795,556)
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2018.

	December 31, 2018
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$395,852	$121,527,088	$121,922,940
Collective trust funds	—	9,305,609,793	9,305,609,793
U.S. equities	795,549,675	—	795,549,675
Non-U.S. equities	484,887,327	—	484,887,327
Mutual funds and other registered investment companies	849,645,663	—	849,645,663
Investments, at fair value	$2,130,478,517	$9,427,136,881	$11,557,615,398
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2019 and 2018, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2019 and 2018.

(5)	Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(6)	Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund and State Street Common Stock Fund, which primarily invest in the securities of a single issuer. At December 31, 2019 and 2018, approximately 5% and 4% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(7)	Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $714.8 million and $549.2 million at December 31, 2019 and December 31, 2018, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2019 and December 31, 2018. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2019 and 2018, the Company paid $18.9 million and $16.1 million, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2019 and 2018, the Plan held $97.2 million and $121.5 million, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2019 and 2018, the Plan also held through synthetic GICs $687,088 and $651,025, respectively, Bank of New York Mellon corporate bonds, and Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party-in-interest transactions.

(8)	Tax Status
The Internal Revenue Service (the IRS) has determined and informed the Plan by a letter dated April 8, 2016 that the Plan as amended and restated effective January 1, 2014 and related trust are established in accordance with applicable sections of the Code and, therefore, the Plan qualifies as tax‑exempt under Section 401(a) of the Code. Although the Plan has been amended since receiving the favorable determination letter, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes is included in the Plan’s financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan’s management has concluded that, as of December 31, 2019 and 2018, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions. There is an examination of the Plan by the U.S. Department of Labor, Employee Benefits Security Administration in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2016.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor has the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.

(10)	Pending Litigation
In October 2007, a complaint was filed on behalf of a putative class of participants in the Plan from 2001 through 2007, against the Company and the Plan administration and investment committees. Plaintiffs alleged that defendants engaged in prohibited transactions and breached fiduciary duties under ERISA by including Citigroup affiliated mutual funds as investment options, and by purchasing services from a Citigroup affiliated entity. On September 4, 2018, the parties filed a settlement agreement with the Court wherein Citigroup agreed to pay $6,900,000 in full discharge and settlement of the class action without any admissions of liability to any claims. On January 3, 2019, the Court conducted a Fairness Hearing to consider whether the settlement warrants final approval as fair, reasonable and adequate, and issued an order granting final approval of the settlement. The settlement funds, after deduction of plaintiff's attorneys' fees and expenses, were paid in April 2019 to participants of the Plan during the class period.

(11)	Subsequent Events
The Plan's management evaluated subsequent events through the date on which the financial statements were issued, and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.

(12)	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2019 and 2018:

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2019 and 2018

	2019	2018
Net assets available for benefits per the financial statements	$16,094,661,506	$13,321,180,475
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	19,131,782	(16,740,381)
Net assets available for benefits per the Form 5500	$16,113,793,288	$13,304,440,094
Net increase (decrease) in net assets available for benefits per the financial statements	$2,773,481,031	$(1,011,138,652)
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	16,740,381	(2,450,402)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	19,131,782	(16,740,381)
Net increase(decrease) in net assets per Form 5500	$2,809,353,194	$(1,030,329,435)

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar			20,446		$14,372
	Brazil Real			173,501		43,131
	Canadian Dollar			27,848		21,476
	Chilean Peso			362,326,295		481,916
	Danish Krone			9,738		1,463
	Euro Currency Unit			96,813		108,674
	Hong Kong Dollar			3,525,312		452,439
	Indonesian Rupiah			2,259,490,395		162,758
	Japanese Yen			58,174,137		535,304
	Malaysian Ringgit			88,949		21,745
	New Taiwan Dollar			392,878		13,106
	New Zealand Dollar			8,396		5,665
	Polish Zloty			11		3
	Pound Sterling			100,803		133,538
	South African Rand			279		20
	Swiss Franc			2		2
	Thailand Baht			146,508		4,891
	Turkish Lira			90		15
	U.S. Dollar			948,967		948,967
*	Collective Us Gov'T Stif 15	2.25%		97,164,671		97,164,671
	Total cash equivalents and short-term investments					$100,114,156

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value

Collective trust funds:
BFA Lifepath Index 2025 Fund			15,822,630		$347,664,320
BFA Lifepath Index 2030 Fund			16,706,718		406,618,120
BFA Lifepath Index 2035 Fund			16,922,061		395,497,333
BFA Lifepath Index 2040 Fund			16,056,785		414,981,197
BFA Lifepath Index 2045 Fund			20,908,482		505,295,296
BFA Lifepath Index 2050 Fund			17,187,173		341,842,550
BFA Lifepath Index 2055 Fund			6,499,389		167,836,330
BFA Lifepath Index 2060 Fund			126,800		1,907,342
BFA Lifepath Index Retirement			21,623,394		472,231,147
Blackrock EAFE Equity Fund			21,888,244		993,225,025
Blackrock Emerging Markets Fund			28,140,371		352,477,847
Blackrock Msci Acwi Esg Focus			118,926		1,437,257
Blackrock Roll Select Fund			4,031,032		37,664,354
Blackrock Russell 2000 Fund			11,382,772		591,729,974
Blackrock Russell 3000 Fund			16,423,450		1,033,967,877
Blackrock S&P 400 Index Fund			8,400,785		834,783,534
Blackrock S&P 500 Index Fund			55,323,995		3,478,034,649
Blackrock US Debt Fund			27,856,968		942,855,311
Blackrock US TIPS Fund			8,125,537		180,087,906
Schroder Collective Invt Trust			9,261,606		118,548,554
Wellington CIF II Citigroup Emerging Markets Debt Portfolio			6,142,546		81,757,293

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Total collective trust funds					$11,700,443,216

Mutual funds:
BlackRock Cash Funds: Treasury			525,974,600		$525,974,600
Blackrock Hi Yield Bond Port-K			10,657,508		82,915,412
DFA Emerging Markets Portfolio			2,940,059		70,385,020
Dodge & Cox International Stock Fund			2,741,144		119,513,859
Fidelity Advisor Total Bond-Z			157,100		1,710,818
Ishares Msci Eafe Small-Cap			16,945		1,055,356
Ishares Msci India Small-Cap			38,244		1,374,497
Prudential High Yield Fund			7,447,700		41,558,169
Pimco Income Fund-Institutional			61,313		738,209
T Rowe Price Institutional High Yield			9,302,662		82,700,668
Xtrackers Harvest Csi 300 China A			60,365		1,789,212
Total mutual funds					$929,715,820

Non-U.S. equities:
360 Finance Inc			112,459		$1,098,722
3Sbio Inc			53,391		69,207
58.Com Inc			27,126		1,755,880
Aalberts Nv			7,178		322,387
Abacus Property Group			136,207		344,689
Abb Ltd			84,082		2,029,214

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Abcam Plc			50,827		910,344
Abn Amro Bank Nv			62,504		1,138,002
Accenture Plc			24,405		5,139,027
Accton Technology Corp			40,890		229,160
Adidas Ag			9,780		3,181,462
Advantech Co Ltd			22,938		231,090
Aedas Homes Sa			15,268		367,612
African Rainbow Minerals Ltd			13,429		157,165
Aia Group Ltd			385,849		4,050,729
Aida Engineering Ltd			28,242		255,460
Air Arabia Pjsc			814,362		356,948
Air Liquide Sa			11,274		1,597,140
Airports Of Thailand Pcl			81,581		202,224
Aixtron Se			62,272		596,106
Aj Bell Plc			45,662		259,503
Alcon Inc			56,461		3,195,203
Alibaba Group Holding Ltd			45,921		9,739,758
A-Living Services Co Ltd			73,552		253,928
Alkermes Plc			3,047		62,164
Alstria Office Reit-Ag			33,199		624,950
Altri Sgps Sa			62,542		398,756
Altus Group Ltd			15,768		461,572
Amadeus It Group Sa			45,218		3,695,121

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ambarella Inc			2,142		129,742
Ambea Ab			46,397		389,077
Ambu A/S			35,370		593,479
Amplifon Spa			49,117		1,413,618
Ams Ag			5,199		210,853
Ansell Ltd			58,148		1,186,606
Anta Sports Products Ltd			123,668		1,107,038
Aon Plc			11,066		2,304,965
Aramex Pjsc			113,304		110,122
Arca Continental Sab De Cv			153,032		810,459
Arcelormittal Sa			38,201		670,740
Aruhi Corp			8,283		171,339
Asahi Group Holdings Ltd			20,437		937,105
Ascential Plc			192,884		1,001,142
Asian Paints Ltd			15,848		396,320
Asm International Nv			4,062		456,609
Asmedia Technology Inc			8,976		196,723
Asml Holding Nv			12,427		3,677,638
Asos Plc			13,717		612,925
Aspeed Technology Inc			8,976		287,149
Assa Abloy Ab			93,798		2,194,386
Assured Guaranty Ltd			19,069		934,745
Astm Spa			10,869		328,917

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Atlas Copco Ab			78,520		3,133,726
Aumann Ag			4,223		73,292
Austal Ltd			118,757		318,895
Avanza Bank Holding Ab			32,676		341,386
Avast Plc			397,140		2,382,229
Axfood Ab			15,399		342,809
Axis Capital Holdings Ltd			30,235		1,797,167
Ayala Land Inc			1,044,194		938,115
Azul Sa			3,693		158,064
B&S Group Sarl			13,311		143,437
B3 Sa - Brasil Bolsa Balcao			139,326		1,488,259
Bajaj Finance Ltd			22,093		1,310,720
Bakkavor Group Plc			112,391		207,851
Banca Transilvania Sa			352,161		214,327
Banco Btg Pactual Sa			38,497		728,551
Banco Del Bajio Sa			167,743		282,473
Banco Do Brasil Sa			122,770		1,612,031
Bancolombia Sa			4,570		250,375
Bandhan Bank Ltd			15,569		110,861
Bank Central Asia Tbk Pt			594,403		1,431,145
Bank Leumi Le-Israel Bm			159,790		1,163,034
Bank Mandiri Persero Tbk Pt			858,672		474,720
Bank Of Georgia Group Plc			13,334		287,038

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Bank Of Nt Butterfield & Son L			26,158		968,387
Bank Rakyat Indonesia Persero			1,182,009		374,632
Barco Nv			1,925		473,233
Basic-Fit Nv			9,030		343,092
Bawag Group Ag			5,988		272,883
Baycurrent Consulting Inc			8,383		430,424
Bb Seguridade Participacoes Sa			139,174		1,304,314
Beach Energy Ltd			146,083		257,750
Befimmo Sa			3,773		229,141
Beijing Capital International			317,351		307,503
Best World International Ltd			358,367		362,458
Bhp Group Plc			53,844		1,267,394
Biffa Plc			71,590		259,857
Biohaven Pharmaceutical Holding			1,139		61,986
Biomerieux			1,059		94,311
Bluescope Steel Ltd			23,933		253,365
Bnp Paribas Sa			16,703		990,509
Bravida Holding Ab			98,061		952,744
Brenntag Ag			4,645		252,802
Brunello Cucinelli Spa			6,397		226,618
Bwp Trust			140,328		386,683
Cae Inc			16,067		425,979
Cafe De Coral Holdings Ltd			131,731		312,090

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cairn Homes Plc			258,740		367,110
Canadian National Railway Co			11,864		1,074,708
Canadian Pacific Railway Ltd			19,490		4,969,066
Capcom Co Ltd			38,422		1,071,238
Capitec Bank Holdings Ltd			3,447		356,463
Cardtronics Plc			8,297		370,453
Carel Industries Spa			34,276		533,259
Carlsberg A/S			10,823		1,615,709
Cd Projekt Sa			4,921		363,150
Cemex Sab De Cv			150,299		568,131
Central European Media Enterprise			439		1,991
Chailease Holding Co Ltd			108,341		498,750
Charter Hall Group			76,913		599,049
China Feihe Ltd			225,682		265,021
China Life Insurance Co Ltd/Ta			1,197,366		1,022,536
China Mengniu Dairy Co Ltd			173,534		701,546
China Merchants Bank Co Ltd			533,067		2,739,977
Chubb Ltd			24,814		3,862,557
Cia Brasileira De Distribuicao			45,002		983,362
Cia De Saneamento Basico Do Es			53,337		802,962
Cie Automotive Sa			40,494		958,186
Cimpress Plc			1,308		164,557
Cineworld Group Plc			173,980		504,982

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Clicks Group Ltd			19,796		363,243
Clinigen Group Plc			44,130		540,471
Cochlear Ltd			3,355		530,024
Coface Sa			19,440		239,384
Cogna Educacao			427,293		1,214,099
Compass Group Plc			184,486		4,619,130
Computer Modelling Group Ltd			8,083		51,240
Concentric Ab			22,755		386,502
Country Garden Services Holding			845,187		2,847,374
Cp All Pcl			138,428		333,896
Cpfl Energia Sa			106,414		940,418
Credicorp Ltd			808		172,173
Crispr Therapeutics Ag			1,832		111,563
Croda International Plc			5,498		372,897
Csl Ltd			30,300		5,873,572
Cushman & Wakefield Plc			154,771		3,163,508
Cyberagent Inc			8,982		315,297
Cyberark Software Ltd			1,118		130,293
Cyrela Brazil Realty Sa Empree			52,459		387,180
Daiwa House Industry Co Ltd			55,661		1,736,275
Dbs Group Holdings Ltd			87,851		1,690,840
Dcc Plc			6,230		540,111
Demae-Can Co Ltd			5,489		56,921

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Denka Co Ltd			5,589		168,158
Derichebourg Sa			33,389		136,798
Descartes Sys Group Inc			11,177		478,374
Descartes Systems Group Inc/Th			2,345		100,184
Diasorin Spa			4,145		536,867
Dic Asset Ag			12,474		222,641
Dic Corp			12,474		348,379
Dino Polska Sa			6,192		235,445
Dios Fastigheter Ab			52,882		484,696
Dip Corp			24,650		733,760
Dirtt Environmental Solutions			76,815		251,755
Disco Corp			2,096		499,461
Dksh Holding Ag			6,970		379,311
Dno Asa			398,921		525,248
Dollarama Inc			44,808		1,542,144
Dp World Plc			57,232		749,742
Draper Esprit Plc			56,494		359,237
Dsv Panalpina A/S			29,176		3,365,047
Dts Corp			13,472		315,628
E.Sun Financial Holding Co Ltd			883,088		821,902
Eckert & Ziegler Strahlen- Und			3,707		793,196
Edenred			9,088		470,300
Edita Food Industries Sae			21,028		113,551

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Elan Microelectronics Corp			87,820		267,179
Electric Power Development Co			15,967		388,917
Elekta Ab			60,626		798,865
Elite Material Co Ltd			55,850		255,244
Endo International Plc			30		141
Enerplus Corp			41,635		296,858
Engie Sa			129,368		2,091,106
Enn Energy Holdings Ltd			108,169		1,182,087
Epiroc Ab			124,232		1,517,555
Eps Holdings Inc			12,574		161,293
Eqt Ab			12,743		148,242
Equinor Asa			60,548		1,209,259
Esr Cayman Ltd			208,362		470,646
Essent Group Ltd			22,478		1,168,656
Essilorluxottica Sa			28,885		4,403,040
Eurofins Scientific Se			1,075		596,235
Euronext Nv			4,845		395,115
Europris Asa			49,169		193,045
Everest Re Group Ltd			5,208		1,441,678
Evertec Inc			14,195		483,185
Evraz Plc			83,903		449,050
Experian Plc			148,019		5,004,171
Fairfax India Holdings Corp			112,297		1,444,254

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ferguson Plc			12,943		1,174,553
Ferrexpo Plc			112,747		237,411
Finecobank Banca Fineco Spa			43,554		522,626
First Abu Dhabi Bank Pjsc			77,385		319,387
First Derivatives Plc			15,322		556,148
First International Bank Of Is			13,369		386,623
Fisher & Paykel Healthcare Cor			69,970		1,047,955
Frasers Logistics & Industrial			205,579		189,580
Freenet Ag			23,684		543,393
Fresenius Medical Care Ag & Co			8,017		593,614
Fresh Del Monte Produce Inc			7,681		268,667
Fujitec Co Ltd			31,635		517,867
Fujitsu General Ltd			22,753		514,845
Fukuoka Financial Group Inc			15,269		295,751
Fullcast Holdings Co Ltd			10,479		240,185
Funding Circle Holdings Plc			79,228		91,733
Future Corp			14,969		250,006
Galapagos Nv			2,970		621,743
Geberit Ag			4,840		2,715,124
Genus Plc			18,866		793,744
Georgia Healthcare Group Plc			66,078		107,670
Giant Manufacturing Co Ltd			22,938		162,987
Global Indemnity Ltd			7,365		218,224

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Globant Sa			2,575		273,087
Gmo Cloud Kk			6,686		156,645
Goldwin Inc			5,888		434,519
Grafton Group Plc			15,611		179,302
Greentown Service Group Co Ltd			297,392		324,803
Greggs Plc			11,300		344,000
Grupo Aeroportuario Del Centro			24,035		180,176
Grupo Catalana Occidente Sa			5,805		202,981
Grupo Financiero Banorte Sab D			445,306		2,489,227
Grupo Sbf Sa			30,438		266,189
Guangzhou Automobile Group Co			957,427		1,191,899
Guangzhou R&F Properties Co Lt			386,561		713,410
Gulf Keystone Petroleum Ltd			110,421		310,846
Haier Electronics Group Co Ltd			185,620		580,078
Hana Financial Group Inc			43,563		1,390,005
Hansol Chemical Co Ltd			11,343		1,039,653
Hanwa Co Ltd			16,267		430,636
Hapvida Participacoes E Invest			24,035		381,799
Hdfc Asset Management Co Ltd			9,552		428,207
Hdfc Bank Ltd			194,552		7,671,044
Hdfc Life Insurance Co Ltd			46,568		408,442
Heiwa Real Estate Co Ltd			17,464		482,106
Helen Of Troy Ltd			2,055		369,555

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Helios Towers Plc			214,561		449,099
Hera Spa			73,525		321,872
Hikari Tsushin Inc			1,796		453,400
Hikma Pharmaceuticals Plc			14,072		371,166
Hindustan Unilever Ltd			18,827		507,229
Hi-P International Ltd			484,808		551,636
Hiscox Ltd			11,993		226,250
Hitachi Ltd			47,953		2,041,240
Hollywood Bowl Group Plc			59,136		223,270
Home Product Center Pcl			452,185		241,538
Honeys Holdings Co Ltd			25,548		421,740
Hope Education Group Co Ltd			1,870,174		324,025
Horiba Ltd			3,992		269,244
Horizon Therapeutics Plc			8,411		304,467
Hoshino Resorts Reit Inc			77		396,676
Hoshizaki Corp			3,892		348,824
Housing Development Finance Co			32,923		1,112,767
Howden Joinery Group Plc			167,043		1,488,402
Huatai Securities Co Ltd			6,740		215,676
Huazhu Group Ltd			5,605		224,574
Huber + Suhner Ag			4,332		343,583
Hudson Ltd			439		6,741
Huhtamaki Oyj			6,563		304,825

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Humana Ab			14,173		92,205
Hypoport Ag			802		283,704
Ibstock Plc			627,549		2,618,740
Ichikoh Industries Ltd			39,519		276,007
Ichor Holdings Ltd			1,791		59,580
Icici Bank Ltd			352,443		5,318,362
Icon Plc			14,296		2,462,115
Idec Corp/Japan			10,778		224,336
Iguatemi Empresa De Shopping C			32,833		431,764
Iluka Resources Ltd			38,853		253,996
Imcd Nv			6,382		557,338
Immobiliare Grande Distribuzio			26,638		185,384
Impro Precision Industries Ltd			637,696		261,894
Indraprastha Gas Ltd			55,182		330,998
Industrial & Infrastructure Fu			129		196,289
Info Edge India Ltd			6,734		238,688
Informa Plc			123,185		1,398,533
Inghams Group Ltd			124,162		293,260
Inmobiliaria Colonial Socimi S			63,664		811,815
Instone Real Estate Group Ag			16,830		416,551
Integrated Diagnostics Holding			57,114		228,457
Intercorp Financial Services Inc			3,943		162,863
Intermediate Capital Group Plc			47,443		1,011,886

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Intertrust Nv			38,747		752,868
Intrum Ab			9,305		277,726
Investec Plc			57,836		339,494
Invincible Investment Corp			842		479,751
Ip Group Plc			113,765		107,004
Ipsen Sa			6,742		597,882
Iqe Plc			574,511		372,931
Irb Brasil Resseguros S/A			309,935		3,000,956
Israel Discount Bank Ltd			236,282		1,095,214
Itau Unibanco Holding Sa			78,414		723,188
Iteq Corp			57,845		246,028
Ituran Location And Control Lt			64,392		1,618,174
Iwatani Corp			9,880		328,562
J D Wetherspoon Plc			10,779		237,467
Japan Aviation Electronics Ind			25,448		519,379
Jazz Pharmaceuticals Plc			384		57,253
Jd Sports Fashion Plc			74,926		831,185
Jeol Ltd			11,077		338,920
Jpm Struct.Prod.Bv Lepw			658,331		1,806,796
Js Global Lifestyle Co Ltd			380,721		279,489
Jumbo Sa			10,368		215,889
Jupiter Mines Ltd			820,322		161,461
Just Eat Takeaway			5,009		462,155

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kakao Corp			5,072		673,275
Kaken Pharmaceutical Co Ltd			8,982		499,186
Kanamoto Co Ltd			20,658		536,236
Kanematsu Corp			22,454		304,346
Kao Corp			17,995		1,494,403
Kasikornbank Pcl			130,999		658,194
Kendrion Nv			5,921		139,238
Keyence Corp			10,318		3,654,531
Keywords Studios Plc			25,062		497,344
Kfc Holdings Japan Ltd			8,483		247,825
King Yuan Electronics Co Ltd			178,520		223,619
Kiniksa Pharmaceuticals Ltd			1,618		17,895
Koito Manufacturing Co Ltd			4,790		224,799
Konecranes Oyj			7,128		219,245
Koninklijke Dsm Nv			12,374		1,612,625
Kourakuen Holdings Corp			10,978		209,500
Kureha Corp			5,788		350,459
Kyudenko Corp			6,986		207,948
Laboratorios Farmaceuticos Rov			17,784		487,076
Landis+Gyr Group Ag			5,434		565,077
Largan Precision Co Ltd			5,984		998,085
Lectra			31,914		800,652
Leg Immobilien Ag			8,571		1,015,546

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Lenovo Group Ltd			1,426,167		957,270
Lexinfintech Holdings Ltd			43,268		600,989
Lg Chem Ltd			4,842		957,872
Lg Corp			26,510		1,590,677
Lg Household & Health Care Ltd			534		581,803
Li Ning Co Ltd			383,530		1,149,339
Lifco Ab			9,562		584,306
Lifestyle International Holding			152,688		175,188
Livanova Plc			8,372		631,477
Livzon Pharmaceutical Group In			1,577		4,907
Localiza Rent A Car Sa			42,805		504,483
Logitech International Sa			20,842		986,426
Lojas Americanas Sa			59,739		384,779
Lojas Renner Sa			55,750		778,731
Londonmetric Property Plc			105,696		331,288
Lonking Holdings Ltd			730,506		219,382
Lotes Co Ltd			15,957		171,671
Lukoil Pjsc			15,753		1,554,946
Luthai Textile Co Ltd			225,139		205,728
Lvmh Moet Hennessy Louis Vuitton			10,870		5,053,770
Mabuchi Motor Co Ltd			7,385		282,009
Macq Bk-Cw21 Vincom Retail			601,861		883,050
Macquarie Bank 0% Eln Nts			271,470		774,633

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Macquarie Bank Eln 15-Apr-2021			223,799		673,208
Macquarie Korea Infrastructure			22,995		230,658
Macquarie Mexico Real Estate M			204,839		268,143
Maeda Corp			46,205		454,508
Magazine Luiza Sa			69,944		829,376
Mail.Ru Group Ltd			21,205		472,863
Makita Corp			40,277		1,412,049
Man Group Plc/Jersey			246,937		516,865
Marcopolo Sa			418,497		468,152
Marvelous Inc			23,652		158,439
Matsumotokiyoshi Holdings Co L			10,179		396,676
Mediaset Espana Comunicacion S			65,502		416,157
Mediatek Inc			102,724		1,519,767
Mediclinic International Plc			164,099		894,778
Medtronic Plc			27,994		3,175,957
Meitec Corp			6,387		361,441
Melco Resorts & Entertainment			47,495		1,147,963
Mellanox Technologies Ltd			2,805		328,639
Metawater Co Ltd			9,381		377,218
Metcash Ltd			254,604		459,963
Metropole Television Sa			15,837		298,291
Mitsui Mining & Smelting Co Lt			14,870		400,080
Miura Co Ltd			9,281		324,526
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Modec Inc			26,047		638,735
Moneta Money Bank As			64,359		241,625
Money Forward Inc			3,193		154,862
Moneysupermarket.Com Group Plc			66,740		292,298
Morgan Advanced Materials Plc			71,853		301,744
Morgan Sindall Group Plc			9,322		200,057
Morinaga & Co Ltd/Japan			13,273		639,979
Mowi Asa			47,026		1,221,235
Mr Price Group Ltd			51,063		666,425
Muangthai Capital Pcl			90,557		192,730
Musashi Seimitsu Industry Co L			25,548		354,271
Mycronic Ab			20,881		412,894
Naked Wines Plc			41,343		123,780
Naspers Ltd			26,986		4,420,786
National Bank Of Canada			31,504		1,751,131
Nestle India Ltd			1,828		378,672
Nestle Sa			39,019		4,221,995
Net One Systems Co Ltd			13,173		339,039
Netcompany Group A/S			8,440		401,892
Netease Inc			1,189		364,535
Network International Holdings			82,322		699,045
New Oriental Education & Techn			8,205		994,850
Nexity Sa			16,085		808,526

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Nexon Co Ltd			79,058		1,054,835
Nextage Co Ltd			17,564		207,682
Nextdc Ltd			69,960		323,593
Ngk Spark Plug Co Ltd			13,971		274,350
Nichiigakkan Co Ltd			27,643		420,470
Nifco Inc/Japan			11,477		316,812
Nihon Unisys Ltd			15,668		493,791
Nikkiso Co Ltd			21,855		289,795
Nintendo Co Ltd			4,486		1,815,149
Nippon Ceramic Co Ltd			8,982		224,386
Nippon Light Metal Holdings Co			147,299		319,876
Nippon Seiki Co Ltd			20,857		343,352
Nippon Soda Co Ltd			9,880		269,552
Nipro Corp			22,055		266,871
Nishio Rent All Co Ltd			6,187		177,351
Nisshin Oillio Group Ltd/The			7,684		267,633
Nissin Electric Co Ltd			48,401		603,927
Nitto Boseki Co Ltd			10,578		452,628
Noah Holdings Ltd			9,016		318,888
Nof Corp			10,578		355,289
Nojima Corp			10,678		224,421
Nomad Foods Ltd			10,845		242,596
Nomura Co Ltd			35,428		474,323

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Nordea Bank Abp			127,767		1,032,394
Norma Group Se			7,529		321,132
Northview Apartment Reit			18,762		428,837
Notre Dame Intermedica Partici			25,711		436,217
Nova Ljubljanska Banka Dd			44,067		596,545
Novanta Inc			3,061		270,737
Novartis Ag			33,203		3,151,125
Novocure Ltd			2,952		248,797
Obara Group Inc			8,283		281,628
Ocado Group Plc			44,533		754,546
Oci Nv			46,356		975,658
Ooh!Media Ltd			97,209		248,733
Origin Enterprises Plc			34,310		142,882
Osaka Soda Co Ltd			6,088		176,451
Otp Bank Nyrt			15,098		790,745
Oxford Instruments Plc			12,335		251,643
Pagseguro Digital Ltd			8,996		307,297
Paltac Corp			5,589		269,465
Parade Technologies Ltd			10,971		225,068
Parex Resources Inc			23,782		442,910
Pendal Group Ltd			63,294		382,188
Pernod Ricard Sa			17,566		3,143,067
Persol Holdings Co Ltd			19,360		365,385

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Pidilite Industries Ltd			10,619		206,339
Ping An Healthcare And Technol			29,920		218,297
Ping An Insurance Group Co Of			452,696		5,350,917
Piovan Spa			19,373		127,435
Play Communications Sa			50,628		467,878
Playtech Plc			101,698		534,856
Plus500 Ltd			17,197		201,844
Polypipe Group Plc			25,601		183,138
Polyus Pjsc			15,698		897,659
Powertech Technology Inc			75,796		252,343
Powszechna Kasa Oszczednosci			115,170		1,047,917
Prudential Plc			161,562		3,101,285
Radiant Opto-Electronics Corp			266,455		1,066,638
Rathbone Brothers Plc			6,222		175,575
Red Electrica Corp Sa			41,851		842,075
Regional Reit Ltd			132,728		199,042
Relia Inc			18,662		238,349
Reliance Industries Ltd			98,920		2,433,819
Relx Plc			95,140		2,401,626
Rengo Co Ltd			42,812		328,554
Renishaw Plc			7,074		353,086
Renrui Human Resources Technology			51,395		216,349
Resurs Holding Ab			40,023		257,171

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Rfhic Corp			3,469		110,529
Richwave Technology Corp			19,946		113,116
Rightmove Plc			64,876		544,547
Roland Dg Corp			14,969		300,283
Rotork Plc			69,972		310,529
Round One Corp			61,574		599,451
Royal Dutch Shell Plc			91,327		2,704,011
Rsa Insurance Group Plc			129,750		972,189
Rumo Sa			40,346		261,769
Ryanair Holdings Plc			15,851		1,388,749
S Immo Ag			14,003		350,528
Safaricom Plc			599,940		186,464
Safestore Holdings Plc			34,479		368,154
Safran Sa			14,686		2,269,174
Sakata Inx Corp			29,440		321,826
Sakata Seed Corp			6,886		232,223
Salmar Asa			8,607		440,101
Sampo Oyj			26,416		1,153,765
Samsung Electronics Co Ltd			251,231		11,096,583
Sandfire Resources Ltd			55,000		231,202
Sankyu Inc			5,688		287,886
Sanlam Ltd			160,458		907,657
Sanofi			26,188		2,634,458

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sansan Inc			4,790		244,193
Sanwa Holdings Corp			37,224		420,963
Sap Se			24,399		3,295,354
Sapiens International Corp Nv			1,398		32,161
Savills Plc			176,807		2,658,464
Sberbank Of Russia Pjsc			68,654		1,125,917
Scout24 Ag			11,229		743,040
Sea Ltd			7,896		317,568
Sega Sammy Holdings Inc			15,967		232,586
Seiko Holdings Corp			17,464		469,732
Sensirion Holding Ag			4,980		211,103
Service Stream Ltd			107,385		200,794
Seven Generations Energy Ltd			19,760		129,064
Sgl Carbon Se			28,280		150,469
Shandong Weigao Group Medical			363,257		435,435
Shenzhou International Group H			70,810		1,035,091
Shimao Property Holdings Ltd			255,813		991,496
Shin-Etsu Chemical Co Ltd			12,262		1,360,805
Shop Apotheke Europe Nv			4,983		243,304
Shopify Inc			18,797		7,476,133
Shopping Centres Australasia			220,573		413,988
Signify Nv			32,428		1,014,106
Sika Ag			17,746		3,332,529

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Silergy Corp			10,971		347,666
Sinbon Electronics Co Ltd			37,898		156,766
Sitc International Holdings Co			698,571		851,719
Sleep Country Cda Holdings Inc			111,132		1,732,003
Smartgroup Corp Ltd			54,146		264,151
Smcp Sa			26,915		285,504
Smith & Nephew Plc			121,155		2,941,170
Societa Iniziative Autostradal			19,403		325,396
Sojitz Corp			318,449		1,031,460
Solocal Group			206,943		128,226
Sparebank 1 Nord Norge			19,784		176,733
Sparebank 1 Smn			32,308		368,401
Spie Sa			14,710		299,856
Spin Master Corp			19,461		593,403
Spirax-Sarco Engineering Plc			3,483		410,179
Spirent Communications Plc			132,568		441,682
Ssy Group Ltd			429,122		347,514
Stabilus Sa			6,102		415,389
Stanley Electric Co Ltd			13,273		388,384
Steadfast Group Ltd			153,292		374,994
Stoneco Ltd			21,680		864,791
Stroeer Se & Co Kgaa			4,672		377,889
Sul America Sa			25,656		382,159

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sumitomo Mitsui Financial Grou			37,784		1,403,941
Sumitomo Seika Chemicals Co Lt			6,287		205,088
Suncor Energy Inc			72,401		2,376,252
Sunny Optical Technology Group			59,041		1,022,187
Suzuki Motor Corp			21,135		888,199
Sydbank A/S			16,085		337,794
Syncona Ltd			98,005		284,331
Systena Corp			19,061		311,501
Taiwan Semiconductor Manufactu			501,796		13,760,642
Taiwan Styrene Monomer			328,328		228,911
Taiwan Union Technology Corp			51,861		256,042
Takuma Co Ltd			25,448		307,225
Tamron Co Ltd			8,682		201,247
Tanseisha Co Ltd			17,165		208,648
Tata Consultancy Services Ltd			14,458		437,868
Tate & Lyle Plc			131,290		1,322,193
Taylor Wimpey Plc			163,997		420,170
Tci Co Ltd			45,877		436,163
Tcs Group Holding Plc			8,733		187,749
Tecan Group Ag			2,762		775,917
Telekom Austria Ag			31,732		259,308
Telekomunikasi Indonesia Perse			35,192		1,002,981
Telenor Asa			51,440		921,690

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Television Francaise 1			19,765		164,174
Tencent Holdings Ltd			237,438		11,445,628
Terveystalo Oyj			28,116		352,849
Tesco Plc			492,416		1,664,742
Tethys Oil Ab			34,879		314,469
T-Gaia Corp			11,077		270,525
Theravance Biopharma Inc			1,926		49,855
Thule Group Ab			32,261		744,401
Tietoevry Oyj			8,924		277,669
Tikehau Capital Sca			10,734		265,077
Tinexta Spa			19,544		254,483
Tmx Group Ltd			16,051		1,391,881
Toei Animation Co Ltd			4,690		241,696
Toei Co Ltd			2,694		402,655
Tokmanni Group Corp			28,843		408,588
Tokuyama Corp			13,073		344,410
Tokyo Tatemono Co Ltd			15,269		240,113
Tomy Co Ltd			72,352		943,389
Topsports International Holdin			254,317		307,459
Totvs Sa			22,938		368,079
Towa Pharmaceutical Co Ltd			12,175		318,844
Toyo Tire Corp			21,556		312,404
Trainline Plc			75,845		509,411

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Transmissora Alianca De Energi			46,042		356,871
Trinseo Sa			5,985		222,690
Trip.Com Group Ltd			38,753		1,299,771
Tripod Technology Corp			62,831		263,045
Ts Tech Co Ltd			17,764		559,839
Tsingtao Brewery Co Ltd			49,898		335,244
Turk Telekomunikasyon As			127,739		158,198
Tyman Plc			72,045		259,123
Unilever Plc			19,053		1,098,069
Uniqure Nv			1,498		107,359
Ut Group Co Ltd			5,888		178,251
Vale Sa			115,349		1,522,607
Valmet Oyj			64,123		1,537,448
Van Lanschot Kempen Nv			11,142		250,768
Veon Ltd			423,347		1,071,069
Vesuvius Plc			61,389		406,628
Victrex Plc			22,863		755,384
Vidrala Sa			3,934		413,766
Vinci Sa			10,887		1,209,810
Vitrolife Ab			20,550		433,564
Vivendi Sa			75,976		2,201,994
Volkswagen Ag			12,914		2,554,864
Voltronic Power Technology Corp			10,372		247,392

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Vonovia Se			15,504		835,332
Vt Holdings Co Ltd			49,399		220,915
Wal-Mart De Mexico Sab De Cv			1,013,927		2,914,422
Wandisco Plc			25,931		152,867
Watches Of Switzerland Group			58,217		289,982
Wave Life Sciences Ltd			601		4,819
Weg Sa			70,072		603,745
Weir Group Plc/The			38,699		773,859
White Mountains Insurance Group			554		618,351
Wihlborgs Fastigheter Ab			17,433		321,251
Win Semiconductors Corp			62,831		616,218
Wise Talent Information Technology			121,751		239,071
Wix.Com Ltd			4,092		500,734
Wolters Kluwer Nv			15,161		1,106,496
Wonik Ips Co Ltd			24,724		766,431
Wuxi Apptec Co Ltd			29,122		361,228
Wuxi Biologics Cayman Inc			73,303		928,071
Xaar Plc			71,146		52,121
Xero Ltd			4,723		265,622
Xp Inc			10,593		408,024
Yamaha Corp			17,945		1,003,967
Yduqs Part			110,703		1,307,174
Yellow Hat Ltd			22,654		408,152

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Yihai International Holding Lt			46,874		274,923
Yougov Plc			59,006		502,624
Zenkoku Hosho Co Ltd			9,381		401,387
Zeon Corp			33,032		415,204
Zhongsheng Group Holdings Ltd			87,321		357,498
Zozo Inc			6,387		122,655
Zur Rose Group Ag			3,889		429,729
Total non-U.S. equities					$526,696,186

U.S. equities:
1-800-Flowers.Com Inc			1,818		$26,358
Aaon Inc			2,047		101,167
Aaron'S Inc			3,027		172,889
Abm Industries Inc			18,665		703,862
Acacia Communications Inc			3,216		218,081
Acadia Pharmaceuticals Inc			10,460		447,487
Acadia Realty Trust			51,875		1,345,113
Acceleron Pharma Inc			3,446		182,695
Acco Brands Corp			29,831		279,222
Aci Worldwide Inc			64,068		2,427,198
Acuity Brands Inc			12,134		1,674,511
Addus Homecare Corp			2,494		242,462
Advanced Disposal Services Inc			4,862		159,815

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Advanced Drainage Systems Inc			4,744		184,264
Advanced Energy Industries Inc			4,251		302,657
Advansix Inc			2,517		50,238
Aegion Corp			20,549		459,677
Aerie Pharmaceuticals Inc			1,415		34,207
Aerojet Rocketdyne Holdings Inc			15,059		687,573
Aerovironment Inc			3,895		240,491
Agios Pharmaceuticals Inc			2,019		96,385
Aimmune Therapeutics Inc			1,815		60,741
Air Lease Corp			20,006		950,709
Alarm.Com Holdings Inc			360		15,450
Albany International Corp			5,079		385,657
Allegiant Travel Co			200		34,765
Allied Motion Technologies Inc			1,029		49,894
Alnylam Pharmaceuticals Inc			150		17,254
Amc Networks Inc			7,555		298,412
Amedisys Inc			3,476		580,171
American Assets Trust Inc			63,567		2,917,719
American Eagle Outfitters Inc			10,667		156,804
American Homes 4 Rent			94,213		2,469,311
American Renal Associates Hold			659		6,836
American States Water Co			1,518		131,532
Americold Realty Trust			161,351		5,656,969

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ameris Bancorp			3,582		152,362
Amicus Therapeutics Inc			18,011		175,427
Amn Healthcare Services Inc			3,745		233,376
Anixter International Inc			1,687		155,367
Apergy Corp			10,747		363,028
Ares Commercial Real Estate Co			8,877		140,614
Arqule Inc			245		4,884
Arrowhead Pharmaceuticals Inc			7,754		491,805
Artisan Partners Asset Management			6,252		202,076
Asgn Inc			14,609		1,036,808
Aspen Technology Inc			1,608		194,459
Astronics Corp			649		18,145
Atara Biotherapeutics Inc			100		1,645
Atkore International Group Inc			13,096		529,863
Avalonbay Communities Inc			38,308		8,033,087
Avanos Medical Inc			403		13,564
Avid Bioservices Inc			2,237		17,160
Avis Budget Group Inc			868		27,982
Axon Enterprise Inc			649		47,574
Axos Financial Inc			3,106		94,056
Axsome Therapeutics Inc			999		103,234
Azz Inc			350		16,063
Badger Meter Inc			2,367		153,696

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Balchem Corp			1,988		201,996
Bankunited Inc			17,505		639,967
Barnes Group Inc			8,488		525,954
Barrett Business Services Inc			2,057		186,120
Beacon Roofing Supply Inc			1,633		52,223
Belden Inc			11,504		632,715
Berry Global Group Inc			5,229		248,306
Bg Staffing Inc			1,498		32,705
Biocryst Pharmaceuticals Inc			10,098		34,837
Biodelivery Sciences International			29,853		188,674
Bio-Rad Laboratories Inc			602		222,855
Biotelemetry Inc			3,470		160,649
Bizlink Holding Inc			27,925		210,064
Bj'S Restaurants Inc			1,668		63,316
Bj'S Wholesale Club Holdings Inc			3,366		76,540
Blackbaud Inc			5,069		403,475
Blackline Inc			1,428		73,641
Blackstone Mortgage Trust Inc			16,396		610,256
Bluebird Bio Inc			622		54,601
Blueprint Medicines Corp			3,669		293,884
Bmc Stock Holdings Inc			11,427		327,841
Booz Allen Hamilton Holding Co			4,536		322,677
Boston Beer Co Inc/The			726		274,361

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Boston Private Financial Holding			18,072		217,405
Boston Properties Inc			40,103		5,528,625
Box Inc			5,871		98,512
Boyd Gaming Corp			10,713		320,744
Bright Horizons Family Solution			2,128		319,876
Brink'S Co/The			1,139		103,249
Brixmor Property Group Inc			135,972		2,938,349
Broadridge Financial Solutions			625		77,241
Bruker Corp			2,327		118,615
Brunswick Corp/De			2,818		168,997
Builders Firstsource Inc			20,515		521,283
Burlington Stores Inc			1,249		284,917
Cable One Inc			365		542,627
Cabot Microelectronics Corp			1,443		208,287
Caci International Inc			950		237,450
Cadence Bancorp			8,659		156,995
Cantel Medical Corp			2,378		168,606
Caredx Inc			3,268		70,725
Career Education Corp			30,263		556,535
Caretrust Reit Inc			54,768		1,129,859
Cargurus Inc			4,265		150,035
Carlisle Cos Inc			7,925		1,282,629
Carolina Financial Corp			1,388		60,016

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Carter'S Inc			2,313		252,922
Casella Waste Systems Inc			7,264		334,367
Casey'S General Stores Inc			2,063		328,072
Cass Information Systems Inc			815		47,058
Catalent Inc			5,662		318,774
Catalyst Pharmaceuticals Inc			13,783		51,687
Cavco Industries Inc			1,256		245,488
Cboe Global Markets Inc			1,731		207,706
Cdk Global Inc			9,555		522,484
Ceco Environmental Corp			1,838		14,077
Centerstate Bank Corp			13,563		338,813
Ceridian Hcm Holding Inc			2,993		203,187
Change Healthcare Inc			42,700		699,848
Charles River Laboratories Int			2,332		356,258
Chart Industries Inc			569		38,422
Chase Corp			1,472		174,426
Chatham Lodging Trust			2,163		39,676
Cheesecake Factory Inc/The			2,293		89,113
Chegg Inc			5,893		223,395
Chemed Corp			2,387		1,048,548
Chemocentryx Inc			1,938		76,633
Children'S Place Inc/The			254		15,861
Choice Hotels International In			2,385		246,689

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Churchill Downs Inc			3,091		424,115
	Ciena Corp			15,792		674,146
	Cirrus Logic Inc			2,848		234,663
*	Citigroup Inc			8,947,127		714,785,954
	Coca-Cola Consolidated Inc			622		176,747
	Cogent Communications Holdings			1,074		70,659
	Cognex Corp			2,891		162,037
	Coherent Inc			17,637		2,933,981
	Coherus Biosciences Inc			11,116		200,150
	Colony Capital Inc			40,170		190,807
	Columbia Banking System Inc			8,830		359,256
	Comfort Systems Usa Inc			4,115		205,131
	Commvault Systems Inc			5,104		227,831
	Conmed Corp			2,787		311,624
	Constellation Pharmaceuticals			55		2,588
	Continental Building Products			10,138		369,312
	Cooper Cos Inc/The			310		99,478
	Corcept Therapeutics Inc			1,618		19,578
	Corelogic Inc/United States			3,961		173,142
	Coresite Realty Corp			1,928		216,127
	Cornerstone Ondemand Inc			4,654		272,509
	Corporate Office Properties			96,966		2,848,858
	Corvel Corp			2,312		201,991

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cousins Properties Inc			52,539		2,164,633
Cracker Barrel Old Country Sto			100		15,355
Crane Co			17,167		1,482,883
Crocs Inc			11,646		487,840
Csg Systems International Inc			2,407		124,637
Csw Industrials Inc			4,405		339,155
Cubesmart			114,948		3,618,546
Curo Group Holdings Corp			6,567		79,986
Curtiss-Wright Corp			4,079		574,691
Cvr Energy Inc			609		24,632
Cyrusone Inc			31,452		2,057,892
Deciphera Pharmaceuticals Inc			1,009		62,785
Deckers Outdoor Corp			1,788		301,890
Deluxe Corp			2,607		130,132
Denny'S Corp			10,632		211,364
Designer Brands Inc			5,333		83,949
Dicerna Pharmaceuticals Inc			2,847		62,709
Digital Realty Trust Inc			53,371		6,390,662
Dine Brands Global Inc			3,795		316,988
Diodes Inc			3,329		187,651
Domino'S Pizza Inc			536		157,567
Douglas Dynamics Inc			4,393		241,594
Douglas Emmett Inc			72,531		3,184,107

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Dril-Quip Inc			1,682		78,900
Ducommun Inc			449		22,711
Duke Realty Corp			139,663		4,842,110
Dxp Enterprises Inc/Tx			170		6,759
E Trade Financial Corp			823		37,339
Eagle Materials Inc			2,123		192,507
Eagle Pharmaceuticals Inc/De			2,727		163,818
Eastgroup Properties Inc			2,657		352,470
Editas Medicine Inc			7,171		212,340
Eiger Biopharmaceuticals Inc			4,853		72,311
Emcor Group Inc			8,380		723,172
Emergent Biosolutions Inc			5,702		307,624
Empire State Realty Trust Inc			97,664		1,363,393
Enanta Pharmaceuticals Inc			5,287		326,663
Encompass Health Corp			2,495		172,825
Energizer Holdings Inc			16,866		847,028
Enersys			40,169		3,005,831
Enova International Inc			19,486		468,836
Enphase Energy Inc			7,850		205,131
Enpro Industries Inc			1,231		82,362
Ensign Group Inc/The			5,384		244,290
Entegris Inc			7,024		351,852
Entercom Communications Corp			32,175		149,290

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Envestnet Inc			3,632		252,865
Envista Holdings Corp			10,894		322,888
Eplus Inc			994		83,766
Equinix Inc			9,876		5,764,713
Equity Lifestyle Properties Inc			46,672		3,285,253
Esperion Therapeutics Inc			5,014		298,976
Essex Property Trust Inc			15,463		4,652,099
Euronet Worldwide Inc			3,162		498,225
Evercore Inc			5,902		441,291
Evolent Health Inc			2,317		20,970
Exact Sciences Corp			4,709		435,510
Exelixis Inc			2,464		43,415
Exlservice Holdings Inc			1,019		70,763
Exponent Inc			9,259		638,941
Extended Stay America Inc			23,113		343,455
Factset Research Systems Inc			394		105,581
Fair Isaac Corp			1,313		492,101
Fate Therapeutics Inc			759		14,855
Federal Realty Investment Trust			19,254		2,478,506
Federal Signal Corp			7,241		233,526
Federated Hermes Inc			4,867		158,617
Fednat Holding Co			1,808		30,063
Ferro Corp			9,501		140,905

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fibrogen Inc			2,416		103,624
First Bancorp/Southern Pines			4,175		166,620
First Citizens Bancshares Inc			488		259,932
First Financial Bankshares Inc			2,956		103,769
First Hawaiian Inc			23,273		671,440
First Industrial Realty Trust			9,448		392,163
First Merchants Corp			7,436		309,259
First Midwest Bancorp Inc/Il			9,420		217,236
Firstcash Inc			3,519		283,712
Five9 Inc			5,415		355,140
Foot Locker Inc			3,792		147,864
Fortinet Inc			953		101,724
Forty Seven Inc			619		24,380
Forward Air Corp			1,698		118,770
Foundation Building Materials			4,085		79,045
Fox Factory Holding Corp			2,117		147,308
Franklin Electric Co Inc			3,666		210,107
Frontdoor Inc			26,277		1,246,094
Fti Consulting Inc			11,185		1,237,655
G1 Therapeutics Inc			1,938		51,211
Gardner Denver Holdings Inc			5,844		214,352
Gartner Inc			782		120,513
Gci Liberty Inc			3,855		273,146

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Generac Holdings Inc			4,580		460,742
Genie Energy Ltd			849		6,562
Genmark Diagnostics Inc			7,861		37,813
Gentherm Inc			1,009		44,779
Geo Group Inc/The			10,272		170,625
Glacier Bancorp Inc			599		27,560
Global Blood Therapeutics Inc			4,293		341,230
Globus Medical Inc			7,683		452,351
Gorman-Rupp Co/The			1,099		41,200
Graco Inc			4,273		222,184
Grand Canyon Education Inc			2,822		270,372
Graphic Packaging Holding Co			81,397		1,355,265
Gray Television Inc			6,528		139,960
Great Lakes Dredge & Dock Corp			24,240		274,643
Green Dot Corp			1,767		41,167
Group 1 Automotive Inc			2,156		215,636
H&E Equipment Services Inc			5,478		183,139
Habit Restaurants Inc/The			6,058		63,181
Haemonetics Corp			5,680		652,637
Halozyme Therapeutics Inc			8,010		142,021
Hanger Inc			5,323		146,981
Hanmi Financial Corp			11,338		226,706
Hanover Insurance Group Inc			3,310		452,370

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Harborone Bancorp Inc			140		1,537
Harsco Corp			2,527		58,144
Hb Fuller Co			1,798		92,712
Healthcare Trust Of America In			109,635		3,319,758
Healthequity Inc			5,863		434,259
Healthpeak Properties Inc			172,384		5,942,071
Healthstream Inc			659		17,930
Heico Corp			2,837		253,954
Heidrick & Struggles Internati			1,898		61,674
Herc Holdings Inc			160		7,821
Heritage Insurance Holdings In			460		6,101
Heritage-Crystal Clean Inc			400		12,533
Herman Miller Inc			4,574		190,524
Hexcel Corp			3,183		233,353
Hibbett Sports Inc			1,079		30,246
Hillenbrand Inc			6,016		200,381
Hilton Grand Vacations Inc			5,307		182,491
Hms Holdings Corp			12,534		370,996
Host Hotels & Resorts Inc			243,512		4,517,150
Houlihan Lokey Inc			1,948		95,180
Huron Consulting Group Inc			2,945		202,407
Iaa Inc			11,297		531,598
Icu Medical Inc			1,453		271,927
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Idex Corp			392		67,342
Immunogen Inc			14,777		75,436
Immunomedics Inc			4,645		98,274
Ingevity Corp			5,021		438,722
Innospec Inc			4,966		513,674
Innoviva Inc			3,272		46,331
Inogen Inc			513		35,079
Inovalon Holdings Inc			14,407		271,146
Inphi Corp			2,437		180,388
Insight Enterprises Inc			19,525		1,372,348
Insmed Inc			7,157		170,915
Insperity Inc			2,653		228,243
Inspire Medical Systems Inc			539		40,024
Installed Building Products In			3,426		235,935
Insulet Corp			890		152,353
Integer Holdings Corp			1,998		160,663
Inter Parfums Inc			699		50,835
Intercept Pharmaceuticals Inc			1,948		241,348
Invitation Homes Inc			132,979		3,985,380
Ionis Pharmaceuticals Inc			835		50,441
Iovance Biotherapeutics Inc			3,876		107,295
Ironwood Pharmaceuticals Inc			18,447		245,535
Itron Inc			130		10,900

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
J&J Snack Foods Corp			3,624		667,898
J2 Global Inc			7,366		690,266
Jack In The Box Inc			1,848		144,179
Jagged Peak Energy Inc			22,706		192,776
John B Sanfilippo & Son Inc			1,414		129,004
John Bean Technologies Corp			4,982		561,261
Jones Lang Lasalle Inc			16,431		2,860,451
Kar Auction Services Inc			22,323		486,411
Karyopharm Therapeutics Inc			1,448		27,762
Kb Home			90		3,081
Kemper Corp			1,738		134,685
Kforce Inc			1,748		69,390
Kimball International Inc			4,395		90,837
Kodiak Sciences Inc			1,702		122,453
Kontoor Brands Inc			1,326		55,695
Korn Ferry			3,986		169,011
Kosmos Energy Ltd			70,338		400,926
Kura Oncology Inc			1,079		14,832
Lakeland Financial Corp			2,557		125,108
Landstar System Inc			3,394		386,571
Lantheus Holdings Inc			6,045		123,975
Lattice Semiconductor Corp			12,035		230,355
La-Z-Boy Inc			3,832		120,641

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Lb Foster Co			589		11,420
Lci Industries			6,928		742,251
Lennox International Inc			1,092		266,333
Liberty Tripadvisor Holdings I			4,714		34,650
Life Storage Inc			25,239		2,732,886
Lifevantage Corp			12,135		189,429
Ligand Pharmaceuticals Inc			1,475		153,848
Lincoln Electric Holdings Inc			1,126		108,881
Lithia Motors Inc			8,821		1,296,716
Littelfuse Inc			6,568		1,256,450
Live Nation Entertainment Inc			1,813		129,559
Logmein Inc			1,062		91,030
Lululemon Athletica Inc			11,869		2,749,617
Lydall Inc			2,640		54,168
Madrigal Pharmaceuticals Inc			485		44,135
Malibu Boats Inc			6,362		260,532
Manhattan Associates Inc			2,558		203,990
Marcus & Millichap Inc			43,420		1,617,388
Marketaxess Holdings Inc			878		332,830
Marriott Vacations Worldwide C			314		40,381
Masimo Corp			2,303		364,040
Mastec Inc			6,482		415,889
Matador Resources Co			6,288		113,001

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Materion Corp			2,247		133,599
Maximus Inc			12,068		897,755
Maxlinear Inc			7,455		158,192
Mcgrath Rentcorp			1,219		93,264
Medpace Holdings Inc			9,644		810,691
Mercadolibre Inc			3,219		1,841,359
Mercury Systems Inc			4,425		305,783
Meta Financial Group Inc			2,737		99,915
Mettler-Toledo International			3,691		2,927,763
Mfa Financial Inc			87,201		667,089
Mgic Investment Corp			3,480		49,308
Middleby Corp/The			265		28,987
Middlesex Water Co			1,522		96,762
Minerals Technologies Inc			8,477		488,565
Mirati Therapeutics Inc			1,181		152,126
Mks Instruments Inc			2,807		308,750
Mobile Mini Inc			559		21,204
Molina Healthcare Inc			2,777		376,757
Monmouth Real Estate Investmen			12,714		184,105
Monolithic Power Systems Inc			1,606		285,906
Moog Inc			2,500		213,320
Mrc Global Inc			220		2,997
Msa Safety Inc			1,538		194,356

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Msc Industrial Direct Co Inc			16,296		1,278,750
Msg Networks Inc			3,997		69,550
Mueller Industries Inc			6,452		204,854
Murphy Usa Inc			2,852		333,626
Myers Industries Inc			475		7,930
Myokardia Inc			1,444		105,263
Myr Group Inc			766		24,966
Natera Inc			1,813		61,073
National Cinemedia Inc			6,113		44,560
National General Holdings Corp			34,661		765,998
National Health Investors Inc			799		65,104
National Retail Properties Inc			61,851		3,316,434
National Vision Holdings Inc			4,075		132,153
Navient Corp			33,914		463,950
Navistar International Corp			50		1,445
Ncr Corp			17,806		626,066
Neenah Inc			120		8,441
Nektar Therapeutics			1,553		33,524
Nelnet Inc			7,256		422,596
Neogenomics Inc			10,678		312,009
Neurocrine Biosciences Inc			1,034		111,116
Nevro Corp			1,318		154,963
Newmark Group Inc			4,684		63,027

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Newmarket Corp			417		203,117
Nexstar Media Group Inc			2,056		241,122
Nic Inc			10,698		239,098
Nmi Holdings Inc			32,656		1,083,526
Nordson Corp			1,029		167,520
Nuvasive Inc			4,898		378,811
Nve Corp			2,097		149,757
O-I Glass Inc			18,515		220,888
Old Dominion Freight Line Inc			930		176,469
Olin Corp			8,223		141,846
Omnicell Inc			7,240		591,663
Omnova Solutions Inc			1,119		11,309
Onto Innovation Inc			2,934		107,186
Ormat Technologies Inc			2,935		218,746
Osi Systems Inc			4,770		480,546
Otter Tail Corp			1,558		79,915
Pacira Biosciences Inc			2,015		91,304
Papa John'S International Inc			2,112		133,399
Park Aerospace Corp			3,016		49,075
Park Hotels & Resorts Inc			42,399		1,096,864
Patrick Industries Inc			3,524		184,747
Patterson Cos Inc			7,000		143,369
Paylocity Holding Corp			100		12,067

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Pbf Energy Inc			3,714		116,522
Pdc Energy Inc			2,034		53,217
Peapack Gladstone Financial Co			4,832		149,311
Pebblebrook Hotel Trust			77,812		2,086,144
Pegasystems Inc			3,076		245,022
Penn National Gaming Inc			9,102		232,643
Pennant Group Inc/The			3,759		124,290
Penumbra Inc			1,220		200,328
Perficient Inc			4,664		214,884
Performance Food Group Co			12,362		636,389
Perspecta Inc			3,286		86,881
Phibro Animal Health Corp			2,481		61,602
Piper Sandler Cos			160		12,775
Plantronics Inc			721		19,715
Polyone Corp			5,826		214,334
Pool Corp			1,981		420,634
Portola Pharmaceuticals Inc			2,837		67,736
Post Holdings Inc			2,024		220,766
Power Integrations Inc			909		89,898
Pq Group Holdings Inc			21,656		372,041
Pra Group Inc			7,510		272,606
Pra Health Sciences Inc			3,347		372,008
Preferred Bank/Los Angeles Ca			3,198		192,173

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Prestige Consumer Healthcare			3,357		135,954
Primerica Inc			2,837		370,337
Primoris Services Corp			3,715		82,632
Principia Biopharma Inc			400		21,885
Proassurance Corp			7,721		279,020
Progress Software Corp			10,058		417,897
Prologis Inc			69,333		6,180,310
Proofpoint Inc			2,154		247,278
Prosperity Bancshares Inc			1,072		77,044
Providence Service Corp/The			265		15,664
Ps Business Parks Inc			2,764		455,638
Ptc Inc			719		53,855
Ptc Therapeutics Inc			2,942		141,324
Puma Biotechnology Inc			6,499		56,867
Pzena Investment Management Inc			8,470		73,008
Qad Inc			429		21,873
Quaker Chemical Corp			1,084		178,286
Qualys Inc			4,633		386,281
R1 Rcm Inc			10,407		135,086
Radian Group Inc			17,184		432,349
Radius Health Inc			3,406		68,662
Rci Hospitality Holdings Inc			979		20,065
Re/Max Holdings Inc			180		6,920

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Realpage Inc			3,735		200,779
Reata Pharmaceuticals Inc			280		57,170
Redwood Trust Inc			15,861		262,334
Rent-A-Center Inc/Tx			12,335		355,738
Repligen Corp			5,630		520,785
Resideo Technologies Inc			1,598		19,065
Resmed Inc			27,780		4,305,065
Retrophin Inc			120		1,702
Rexford Industrial Realty Inc			84,795		3,872,601
Rexnord Corp			3,476		113,379
Rh			449		95,957
Rigel Pharmaceuticals Inc			27,568		58,996
Rimini Street Inc			4,604		17,865
Rli Corp			2,117		190,609
Rmr Group Inc/The			4,867		222,132
Rocket Pharmaceuticals Inc			270		6,138
Rogers Corp			1,219		151,984
Rollins Inc			3,067		101,710
Rubicon Project Inc/The			1,448		11,818
Ruth'S Hospitality Group Inc			12,671		275,773
Ryerson Holding Corp			2,143		25,356
Ryman Hospitality Properties Inc			3,536		306,401
Sabre Corp			76,075		1,707,119

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sage Therapeutics Inc			1,497		108,080
Samsonite International Sa			320,439		769,040
Sanderson Farms Inc			60		10,560
Sanmina Corp			6,632		227,075
Sarepta Therapeutics Inc			954		123,082
Schweitzer-Mauduit International			12,047		505,864
Science Applications International			10,819		941,448
Scientific Games Corp			2,077		55,634
Scotts Miracle-Gro Co/The			1,465		155,576
Seattle Genetics Inc			962		109,898
Seaworld Entertainment Inc			7,671		243,235
Select Medical Holdings Corp			6,063		141,500
Semtech Corp			4,085		216,096
Seritage Growth Properties			33,685		1,350,082
Service Corp International/Us			5,739		264,165
Servicemaster Global Holdings			5,372		207,698
Shenandoah Telecommunications			1,498		62,339
Signature Bank/New York Ny			778		106,289
Silicon Laboratories Inc			3,226		374,157
Silvercrest Asset Management G			865		10,881
Simon Property Group Inc			39,305		5,854,889
Simpson Manufacturing Co Inc			1,673		134,221
Sinclair Broadcast Group Inc			10		333

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Six Flags Entertainment Corp			1,938		87,406
Skechers U.S.A. Inc			14,289		617,163
Skyline Champion Corp			1,268		40,210
Sleep Number Corp			35,637		1,754,783
Slm Corp			152,691		1,360,477
Spectrum Brands Holdings Inc			2,757		177,223
Spectrum Pharmaceuticals Inc			1,868		6,798
Spirit Airlines Inc			4,432		178,637
Spirit Realty Capital Inc			3,336		164,060
Sprouts Farmers Market Inc			6,515		126,066
Sps Commerce Inc			9,249		512,561
Spx Corp			899		45,736
Ss&C Technologies Holdings Inc			3,265		200,471
Staar Surgical Co			4,524		159,125
Standard Motor Products Inc			4,549		242,121
Standex International Corp			405		32,097
State Street Corp			38,136		3,016,558
Stemline Therapeutics Inc			4,704		50,006
Stepan Co			862		88,298
Steven Madden Ltd			25,314		1,088,755
Stock Yards Bancorp Inc			1,119		45,931
Store Capital Corp			96,701		3,601,129
Strategic Education Inc			2,381		378,354

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sun Communities Inc			12,270		1,841,784
Suncoke Energy Inc			48,675		303,248
Supernus Pharmaceuticals Inc			5,002		118,668
Surgery Partners Inc			1,149		17,981
Sykes Enterprises Inc			17,205		636,410
Syneos Health Inc			9,508		565,509
Synnex Corp			6,525		840,421
Synovus Financial Corp			12,298		482,079
Syros Pharmaceuticals Inc			979		6,764
Tabula Rasa Healthcare Inc			1,857		90,385
Tactile Systems Technology Inc			4,644		313,537
Take-Two Interactive Software			1,614		197,605
Tandem Diabetes Care Inc			1,798		107,167
Tanger Factory Outlet Centers			1,798		26,482
Tech Data Corp			643		92,365
Techtarget Inc			7,920		206,720
Teladoc Health Inc			380		31,775
Teledyne Technologies Inc			934		323,619
Telenav Inc			5,923		28,785
Tenet Healthcare Corp			5,048		191,968
Tennant Co			909		70,820
Terraform Power Inc			4,504		69,324
Terreno Realty Corp			4,684		253,606

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Tetra Tech Inc			13,070		1,126,111
Texas Pacific Land Trust			854		667,126
Texas Roadhouse Inc			5,996		337,676
Thor Industries Inc			1,398		103,879
Timken Co/The			6,795		382,608
Topbuild Corp			2,237		230,617
Toro Co/The			4,080		325,054
Treehouse Foods Inc			1,955		94,798
Trex Co Inc			1,448		130,167
Trinet Group Inc			5,084		287,792
Triumph Group Inc			3,666		92,627
Ttec Holdings Inc			16,331		647,034
Tutor Perini Corp			13,652		175,568
Two Harbors Investment Corp			75,534		1,104,314
Tyler Technologies Inc			785		235,527
Ubiquiti Inc			1,184		223,667
Udr Inc			114,025		5,324,955
Ultragenyx Pharmaceutical Inc			2,883		123,153
Umpqua Holdings Corp			12,126		214,633
Unifirst Corp/Ma			1,208		243,895
Unisys Corp			9,604		113,906
United Community Banks Inc/Ga			5,713		176,418
Univar Solutions Inc			3,662		88,755

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Universal Corp/Va			5,878		335,387
Universal Electronics Inc			1,169		61,069
Universal Forest Products Inc			4,415		210,576
Universal Insurance Holdings Inc			3,174		88,843
Upland Software Inc			1,119		39,946
Us Ecology Inc			2,182		126,379
Us Physical Therapy Inc			3,006		343,772
Vail Resorts Inc			1,379		330,800
Valvoline Inc			35,155		752,667
Vanda Pharmaceuticals Inc			28,808		472,735
Vector Group Ltd			13,006		174,151
Vectrus Inc			1,828		93,691
Vereit Inc			415,996		3,843,801
Verint Systems Inc			6,392		353,871
Verso Corp			1,508		27,192
Viavi Solutions Inc			2,437		36,555
Vici Properties Inc			212,487		5,429,044
Virtus Investment Partners Inc			16,386		1,994,495
Visteon Corp			1,297		112,343
Voyager Therapeutics Inc			6,172		86,106
Walker & Dunlop Inc			13,970		903,572
Washington Federal Inc			16,149		591,869
Watsco Inc			1,246		224,552

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Watts Water Technologies Inc			689		68,750
Welltower Inc			66,639		5,449,748
Wendy'S Co/The			11,838		262,933
Wesco International Inc			27,895		1,656,674
West Pharmaceutical Services Inc			1,963		295,037
Western Alliance Bancorp			3,797		216,449
Wex Inc			1,374		287,864
Wingstop Inc			2,018		173,972
Winmark Corp			1,099		217,863
Winnebago Industries Inc			40		2,117
Woodward Inc			2,591		306,858
Workiva Inc			4,205		176,814
World Fuel Services Corp			24,960		1,083,782
Worthington Industries Inc			1,349		56,873
Wpx Energy Inc			20,523		281,984
Ww International Inc			1,498		57,245
Wyndham Hotels & Resorts Inc			16,152		1,014,521
Xencor Inc			10,544		362,611
Xperi Corp			2,147		39,726
Xpo Logistics Inc			2,488		198,290
Yelp Inc			12,922		450,080
Yum China Holdings Inc			7,353		353,029
Zebra Technologies Corp			1,317		336,513

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Zumiez Inc			320		11,039
Total U.S. equities					$1,034,637,823

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			660,131		$8,442,997
Asset-Backed Securities Index Fund			1,277,892		46,704,285
Commercial Mortgage-Backed Securities Index Fund			288,934		9,080,122
1-3 Year Government Bond Index Fund			212,283		25,928,554
Intermediate Government Bond Index Fund			459,591		20,794,706
Intermediate Term Credit Bond Index Fund			1,351,750		81,163,916
Long Term Gov Bd Index Fd			79,635		7,724,166
Mortgage-Backed Securities (Mbs) Index Fund			1,086,439		59,734,155
Wrapper					91,260
Total Voya Retirement Ins & Annuity Co 60266					$259,664,161

Prudential GA-62194
Treasury Bond	7.25%	8/15/2022	2,940,584		$3,445,427
Treasury Bond	6.25%	8/15/2023	3,924,107		4,650,120
Treasury Note	2.13%	7/31/2024	5,781,318		5,945,194
Treasury Note	1.88%	9/30/2022	1,630,551		1,650,931
Treasury Note	2.00%	10/31/2022	1,532,698		1,554,803
Treasury Note	2.25%	11/15/2027	10,154,750		10,474,614

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Treasury Note	2.88%	11/15/2021	5,142,277		5,282,692
Treasury Note	1.75%	7/31/2021	4,338,484		4,380,764
Treasury Note	2.00%	11/30/2020	2,745,876		2,759,366
Treasury Note	2.13%	9/30/2021	9,505,724		9,641,712
Treasury Note	2.00%	2/15/2025	3,679,474		3,761,025
Treasury Note	2.00%	8/15/2025	1,752,368		1,789,701
Treasury Note	1.75%	9/30/2022	1,258,111		1,268,914
Treasury Note	2.25%	11/15/2025	2,700,944		2,782,644
Treasury Note	1.13%	2/28/2021	1,407,886		1,405,043
Treasury Note	1.38%	4/30/2021	2,341,484		2,340,108
Treasury Note	1.63%	4/30/2023	7,558,648		7,580,160
Treasury Note	1.38%	5/31/2021	3,974,032		3,966,701
Treasury Note	1.88%	4/30/2022	8,052,906		8,132,101
Treasury Note	2.13%	5/15/2025	4,318,514		4,420,108
Treasury Note	2.13%	6/30/2022	2,561,154		2,595,318
Treasury Note	1.75%	11/15/2029	923,613		912,572
Treasury Note	1.63%	12/15/2022	1,138,291		1,140,306
Treasury Note	1.75%	12/31/2026	454,318		452,210
Treasury Note	1.75%	12/31/2024	3,140,284		3,150,749
Treasury Note	1.63%	12/31/2021	129,805		129,973
Treasury Strip (Int)	—%	2/15/2029	1,757,361		1,458,198
Fnma	2.00%	10/5/2022	389,415		395,124
Fnma	2.88%	9/12/2023	134,798		141,937

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma	2.88%	10/30/2020	99,850		101,299
Fnma	2.63%	1/11/2022	678,980		701,010
Fnma	2.25%	4/12/2022	104,843		106,916
Fhlmc	1.50%	1/17/2020	199,700		201,051
Fhlmc	2.38%	2/16/2021	649,025		660,304
Pefco	4.30%	12/15/2021	159,760		167,534
Pefco	3.55%	1/15/2024	144,783		155,688
Pefco	1.75%	11/15/2024	169,745		168,798
Tva	2.25%	3/15/2020	184,723		186,159
Fgold 30Yr Giant	5.50%	1/1/2035	42,767		48,147
Fgold 30Yr Giant	4.50%	6/1/2039	72,159		78,943
Fgold 30Yr Giant	4.00%	11/1/2039	203,658		219,031
Fgold 30Yr Giant	4.50%	12/1/2039	122,993		134,557
Fgold 30Yr Giant	5.50%	1/1/2040	58,886		66,169
Fgold 30Yr Giant	4.00%	12/1/2040	183,907		197,850
Fgold 30Yr Giant	4.00%	12/1/2040	190,455		204,895
Fgold 30Yr Giant	4.00%	2/1/2041	339,739		365,497
Fgold 30Yr Giant	4.50%	4/1/2041	466,874		509,171
Fgold 30Yr Giant	3.00%	6/1/2042	240,723		248,761
Fgold 30Yr Giant	3.50%	9/1/2042	404,314		427,058
Fgold 15Yr Giant	3.00%	1/1/2032	361,814		374,743
Fgold 15Yr Giant	2.00%	1/1/2032	244,133		242,658
Fgold 30Yr Giant	4.00%	8/1/2047	385,653		406,978

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr Giant	4.50%	8/1/2047	379,129		405,289
Fgold 30Yr Giant	3.50%	10/1/2047	402,097		419,073
Fgold 30Yr Giant	3.50%	1/1/2048	470,343		490,200
Fgold 30Yr Giant	4.00%	6/1/2048	302,026		316,057
Fgold 30Yr Giant	4.00%	7/1/2048	699,490		731,227
Fgold 30Yr Giant	5.50%	6/1/2038	263,613		296,217
Fgold 30Yr Giant	4.50%	10/1/2039	289,358		316,563
Fgold 30Yr Giant	4.50%	11/1/2039	57,390		62,786
Fgold 30Yr Giant	3.50%	5/1/2045	815,753		855,524
Fgold 30Yr Giant	4.00%	11/1/2045	502,117		534,249
Fgold 30Yr Giant	3.50%	12/1/2045	1,365,003		1,431,552
Fgold 30Yr Giant	4.00%	12/1/2046	355,965		376,853
Fgold 30Yr Giant	3.00%	1/1/2047	651,201		668,542
Fgold 15Yr Giant	2.50%	12/1/2031	180,326		183,115
Fgold 20Yr	3.00%	1/1/2037	227,762		234,660
Fgold 20Yr	3.50%	11/1/2037	207,677		217,237
Fgold 20Yr	3.00%	12/1/2037	203,005		208,867
Fgold 15Yr	4.00%	6/1/2026	143,577		150,814
Fgold 15Yr	4.00%	7/1/2026	73,927		77,534
Fgold 30Yr	3.00%	12/1/2042	388,182		401,144
Fgold 30Yr	3.00%	10/1/2042	242,333		250,425
Fgold 30Yr	3.00%	1/1/2043	797,475		824,103
Fgold 30Yr	4.00%	11/1/2040	175,325		188,618

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr	4.00%	12/1/2040	402,092		432,577
Fgold 15Yr	2.50%	11/1/2027	156,858		159,101
Fgold 15Yr	2.50%	8/1/2028	153,406		155,671
Fgold 15Yr	3.00%	8/1/2029	224,863		232,514
Fgold 15Yr	2.50%	4/1/2031	278,149		282,451
Fgold 15Yr	2.50%	7/1/2031	174,230		176,925
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	740,530		785,164
Fhlmc 30Yr Umbs Mirror	3.50%	1/1/2049	972,257		1,004,903
Fhlmc 15Yr Umbs	2.50%	12/1/2034	992,235		1,003,478
Fhlmc 30Yr Umbs	2.50%	12/1/2049	499,201		494,712
Fgold 30Yr	5.00%	8/1/2041	554,044		613,516
Fgold 30Yr	5.00%	7/1/2041	156,066		172,819
Fhlmc Gold 30Yr	2.50%	1/1/2043	239,340		240,661
Fhlmc Gold 30Yr	3.00%	2/1/2043	449,504		464,514
Fhlmc Gold 30Yr	3.50%	9/1/2043	619,777		654,620
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	363,016		375,367
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	525,501		542,946
Fhlmc Gold 30Yr	3.50%	12/1/2046	228,423		240,099
Fhlmc Gold 30Yr	4.50%	7/1/2047	183,981		196,676
Fhlmc Gold 30Yr	4.00%	1/1/2048	820,469		865,837
Fnma 30Yr	5.50%	5/1/2037	65,963		74,105
Fnma 30Yr	5.50%	6/1/2033	86,097		96,847
Fnma 30Yr	5.50%	10/1/2033	109,049		122,665

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	12/1/2040	301,815		324,508
Fnma 30Yr	4.00%	1/1/2041	390,077		419,407
Fnma 30Yr	4.50%	2/1/2041	652,683		711,399
Fnma 30Yr	4.00%	2/1/2041	173,452		186,494
Fnma 15Yr	3.50%	9/1/2026	87,258		90,862
Fnma 30Yr	4.00%	1/1/2042	413,339		443,672
Fnma 30Yr	3.00%	10/1/2043	33,975		35,039
Fnma 30Yr	5.00%	12/1/2034	215,363		239,409
Fnma 15Yr	3.00%	5/1/2027	351,587		362,118
Fnma 30Yr	4.50%	5/1/2039	76,240		83,355
Fnma 30Yr	3.50%	8/1/2042	484,339		506,125
Fnma 30Yr	3.50%	5/1/2042	1,184,670		1,250,473
Fnma 15Yr	2.50%	4/1/2028	64,406		65,321
Fnma 30Yr	3.00%	12/1/2042	252,246		260,874
Fnma 30Yr	3.00%	1/1/2043	479,391		495,097
Fnma 30Yr	3.00%	2/1/2043	564,930		582,618
Fnma 30Yr	3.00%	7/1/2043	378,154		389,995
Fnma 30Yr	3.50%	3/1/2043	431,361		456,324
Fnma 30Yr	3.00%	10/1/2043	139,705		144,079
Fnma 15Yr	3.00%	8/1/2028	269,320		277,462
Fnma 30Yr	4.00%	9/1/2044	348,792		372,141
Fnma 30Yr	4.00%	7/1/2045	298,552		317,467
Fnma 30Yr	3.50%	5/1/2045	600,153		632,971

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.50%	6/1/2045	1,066,373		1,117,704
Fnma 15Yr	3.00%	12/1/2030	174,869		180,472
Fnma 30Yr	4.00%	12/1/2045	565,864		601,714
Fnma 30Yr	3.50%	4/1/2046	632,378		661,180
Fnma 30Yr	4.00%	7/1/2046	155,416		164,423
Fnma 15Yr	2.00%	8/1/2031	263,109		261,371
Fnma 30Yr	2.50%	9/1/2046	406,258		405,764
Fnma 20Yr	3.00%	11/1/2036	683,183		703,474
Fnma 30Yr	3.00%	12/1/2046	164,462		168,738
Fnma 30Yr	3.50%	12/1/2046	703,805		735,860
Fnma 30Yr	3.00%	1/1/2047	1,662,267		1,705,489
Fnma 30Yr	4.00%	2/1/2047	1,535,492		1,624,479
Fnma 15Yr	2.50%	7/1/2028	169,164		171,569
Fnma 30Yr	3.00%	9/1/2043	117,448		121,125
Fnma 15Yr	2.50%	8/1/2028	178,837		181,380
Fnma 15Yr	2.50%	8/1/2028	16,186		16,416
Fnma 15Yr	3.00%	11/1/2028	131,862		135,849
Fnma 30Yr	4.00%	10/1/2043	134,399		143,921
Fnma 15Yr	2.50%	2/1/2029	123,492		125,248
Fnma 15Yr	3.50%	7/1/2027	339,045		353,063
Fnma 15Yr	2.50%	7/1/2030	125,383		127,210
Fnma 30Yr	5.50%	4/1/2034	91,724		103,177
Fnma 30Yr	5.00%	4/1/2034	443,915		489,857

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	5.50%	9/1/2034	88,262		99,307
Fnma 30Yr	5.00%	7/1/2035	129,624		144,097
Fnma 30Yr	5.50%	2/1/2035	155,898		175,363
Fnma 30Yr	3.50%	9/1/2047	652,123		679,186
Fnma 15Yr	3.50%	12/1/2030	97,358		101,450
Fnma 30Yr	4.00%	1/1/2048	418,812		441,720
Fnma 30Yr	4.50%	11/1/2048	384,645		407,034
Fnma 30Yr Umbs	3.50%	6/1/2049	2,510,094		2,589,614
Fnma 30Yr Umbs	3.50%	8/1/2049	1,498,032		1,543,013
Fnma 30Yr	3.50%	5/1/2049	710,330		732,834
Fnma 30Yr	3.50%	8/1/2048	463,071		478,620
Fnma 30Yr	6.50%	12/1/2037	57,037		66,670
Fnma 30Yr	6.00%	5/1/2038	254,697		292,791
Fnma 30Yr	4.00%	9/1/2040	167,357		179,941
Fnma 30Yr	5.50%	3/1/2038	92,350		103,721
Fnma 30Yr	4.00%	3/1/2039	54,555		58,645
Fnma 30Yr	4.50%	2/1/2041	633,154		690,113
Fnma 30Yr	4.50%	3/1/2041	222,690		242,722
Fnma 30Yr	3.50%	5/1/2042	476,988		505,026
Fnma 30Yr	3.50%	9/1/2042	189,077		199,579
Fnma 30Yr	3.50%	6/1/2042	1,271,069		1,341,671
Fnma 15Yr	2.50%	9/1/2027	641,698		650,520
Fnma 30Yr	3.00%	10/1/2042	263,334		271,961
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.50%	11/1/2042	712,896		752,494
Fnma 30Yr	3.00%	12/1/2042	721,413		745,048
Fnma 30Yr	3.00%	1/1/2043	125,546		129,659
Fnma 30Yr	3.00%	1/1/2043	362,767		374,652
Fnma 30Yr	3.00%	1/1/2043	514,721		531,585
Fnma 30Yr	3.00%	3/1/2043	549,331		569,026
Fnma 30Yr	4.50%	9/1/2039	96,298		105,287
Fnma 20Yr	4.50%	6/1/2031	149,539		160,426
Fnma 15Yr	3.50%	3/1/2026	31,586		32,891
Fnma 30Yr	3.50%	1/1/2046	357,258		374,455
Fnma 30Yr	4.50%	12/1/2048	273,426		289,902
Fnma 30Yr	3.00%	1/1/2047	665,364		682,665
Fnma 30Yr	4.00%	10/1/2047	1,638,164		1,727,767
Fnma 30Yr	3.50%	11/1/2047	1,363,027		1,419,686
Fnma 30Yr	4.50%	3/1/2048	241,231		257,733
Fnma 30Yr	4.00%	2/1/2048	391,643		413,065
Fnma 30Yr	4.00%	4/1/2048	957,733		1,000,559
Fnma 15Yr	3.50%	3/1/2033	201,556		209,577
Fnma 15Yr	3.50%	5/1/2033	556,310		578,451
Fnma 30Yr Umbs	3.50%	8/1/2049	500,091		515,934
Fnma 30Yr Umbs	2.50%	11/1/2049	1,411,210		1,397,341
Fnma 15Yr	3.50%	2/1/2026	69,005		71,902

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	7/1/2040	81,009		87,082
Fnma 30Yr	3.50%	6/1/2039	129,199		136,472
Fnma 30Yr	4.00%	10/1/2040	58,379		62,768
Gnma 30Yr	3.50%	1/15/2042	308,503		324,630
Gnma 30Yr	3.00%	11/15/2042	436,645		453,963
Gnma2 30Yr	4.00%	4/20/2042	95,681		102,143
Gnma2 30Yr	3.00%	8/20/2042	179,806		186,696
Gnma2 30Yr	3.50%	8/20/2042	568,157		599,862
Gnma2 30Yr	3.00%	9/20/2042	366,484		380,528
Gnma2 30Yr	3.50%	9/20/2042	447,513		472,486
Gnma2 30Yr	3.50%	10/20/2042	444,836		469,660
Gnma2 30Yr	3.00%	12/20/2042	187,820		195,018
Gnma2 30Yr	3.00%	1/20/2043	264,814		274,962
Gnma2 30Yr	3.50%	5/20/2043	549,468		578,686
Gnma2 30Yr	4.50%	6/20/2044	292,597		317,013
Gnma2 30Yr	3.50%	10/20/2044	562,365		590,929
Gnma2 30Yr	4.00%	10/20/2044	379,185		402,049
Gnma2 30Yr	3.00%	12/20/2044	148,121		153,579
Gnma2 30Yr	3.50%	4/20/2046	422,873		442,150
Gnma2 30Yr	3.50%	4/20/2045	728,357		762,362
Gnma2 30Yr	3.50%	6/20/2045	281,559		294,704
Gnma2 30Yr	3.00%	8/20/2045	325,537		337,371
Gnma2 30Yr	3.00%	9/20/2045	317,750		329,301

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	4.00%	12/20/2045	698,712		738,556
Gnma2 30Yr	4.00%	5/20/2046	358,658		379,111
Gnma2 30Yr	3.00%	7/20/2046	366,322		378,847
Gnma2 30Yr	3.50%	7/20/2046	342,675		358,296
Gnma2 30Yr	3.50%	8/20/2046	380,800		398,159
Gnma2 30Yr	3.50%	9/20/2046	388,839		406,565
Gnma2 30Yr	3.00%	10/20/2046	992,109		1,026,032
Gnma2 30Yr	4.00%	10/20/2046	142,524		150,120
Gnma2 30Yr	3.50%	11/20/2046	122,714		128,308
Gnma2 30Yr	4.00%	11/20/2046	175,288		184,631
Gnma2 30Yr	2.50%	12/20/2046	212,015		214,255
Gnma2 30Yr	3.00%	12/20/2046	1,031,811		1,067,092
Gnma2 30Yr	3.50%	12/20/2046	1,244,282		1,301,004
Gnma2 30Yr	4.00%	3/20/2047	458,399		482,831
Gnma2 30Yr	3.50%	8/20/2048	292,217		303,814
Gnma2 30Yr	3.50%	6/20/2047	202,248		210,668
Gnma2 30Yr	3.50%	7/20/2047	596,682		621,526
Gnma2 30Yr	4.00%	8/20/2047	378,209		397,096
Gnma2 30Yr	3.50%	8/20/2047	410,924		428,033
Gnma2 30Yr	4.00%	9/20/2047	704,807		740,003
Gnma2 30Yr	3.50%	11/20/2047	1,133,304		1,180,491
Gnma2 30Yr	4.00%	12/20/2047	300,089		315,075
Gnma2 30Yr	4.00%	1/20/2048	465,013		488,235

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	4.50%	1/20/2048	302,435		319,675
Gnma2 30Yr	4.50%	2/20/2048	299,654		316,735
Gnma2 30Yr	3.50%	12/20/2048	671,177		697,813
Gnma 30Yr	3.50%	5/15/2043	190,838		201,637
Gnma 30Yr	3.00%	3/15/2043	292,893		304,484
Gnma2 15Yr	3.00%	3/20/2027	85,048		87,838
Gnma2 30Yr	5.00%	8/20/2039	59,721		65,540
Gnma2 30Yr	4.50%	5/20/2040	253,998		274,109
Gnma2 30Yr	4.50%	7/20/2040	156,120		168,481
Gnma2 30Yr	4.00%	9/20/2040	194,323		208,068
Gnma2 30Yr	4.00%	10/20/2040	298,863		320,004
Gnma2 30Yr	4.50%	10/20/2040	168,279		181,602
Gnma2 30Yr	4.50%	12/20/2040	240,271		259,295
Gnma2 30Yr	4.00%	2/20/2041	64,270		68,816
Gnma2 30Yr	4.00%	1/20/2041	118,463		126,843
Gnma2 30Yr	4.00%	3/20/2041	185,169		198,066
Gnma2 30Yr	5.00%	4/20/2041	209,878		229,521
Gnma2 30Yr	4.50%	8/20/2041	207,576		223,861
Gnma2 30Yr	4.50%	7/20/2041	70,304		75,819
Gnma 30Yr	4.50%	11/15/2039	123,566		134,188
Gnma 30Yr	4.50%	4/15/2040	232,630		251,720
Gnma 30Yr	5.00%	5/15/2035	72,516		79,719
Gnma 30Yr Platinum	5.00%	7/15/2039	106,912		118,103

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma 30Yr	5.50%	4/15/2038	58,739		64,899
Gnma 30Yr	5.50%	6/15/2038	118,706		131,814
Umbs 30Yr Tba(Reg A)	3.00%	1/14/2020	998,500		1,013,681
Umbs 30Yr Tba(Reg A)	3.50%	1/14/2020	2,995,501		3,084,749
Umbs 30Yr Tba(Reg A)	4.00%	2/12/2020	(1,248,126)		(1,300,125)
Umbs 30Yr Tba(Reg A)	3.50%	2/12/2020	499,250		513,908
Bacct_18-A3	3.10%	12/15/2023	499,250		509,312
Chait_12-A7	2.16%	9/15/2024	798,800		805,065
Chait_14-A2	2.77%	3/15/2023	399,400		404,298
Comm_15-Pc1	3.62%	7/10/2050	499,250		524,993
Comm_15-Cr25	3.51%	8/10/2048	602,127		632,661
Comm_15-Cr26	3.63%	10/10/2048	1,522,713		1,617,538
Comm_16-Dc2	3.50%	2/10/2049	499,250		526,798
Comm_16-Dc2	3.77%	2/10/2049	698,950		747,835
Csail_15-C3	3.45%	8/15/2048	499,250		521,359
Csail_16-C7	3.21%	11/15/2049	499,250		514,895
Fna_17-M1	2.42%	10/25/2026	399,400		403,427
Fhms_K064	3.22%	3/25/2027	1,248,126		1,324,257
Fhms_K077	3.85%	5/25/2028	79,880		87,853
Fhms_K083	4.03%	10/25/2028	149,775		167,153
Jpmbb_15-C30	3.55%	7/15/2048	798,800		843,858
Jpmcc_19-Cor4	3.76%	3/10/2052	798,800		862,030
Msbam_15-C23	3.45%	7/15/2050	998,500		1,049,963

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Msbam_15-C26	3.21%	10/15/2048	1,208,186		1,244,586
	Msbam_15-C24	3.73%	5/15/2048	998,500		1,066,099
	Msbam_15-C25	3.37%	10/15/2048	698,950		733,823
	Ubscm_18-C11	4.31%	6/15/2051	524,213		572,071
	Ubscm_18-C13	4.07%	10/15/2051	798,800		883,225
	Chubb Ina Hldgs Inc	2.70%	3/13/2023	254,618		261,781
	Chubb Ina Hldgs Inc	3.35%	5/15/2024	174,738		184,935
	Chubb Ina Hldgs Inc	2.30%	11/3/2020	99,850		100,529
	Aetna Inc	2.75%	11/15/2022	134,798		137,447
	American Intl Grp Inc	4.13%	2/15/2024	44,933		49,010
	American Intl Grp Inc	3.75%	7/10/2025	199,700		217,371
	American Intl Grp Inc	3.90%	4/1/2026	269,595		291,640
	Anthem Inc	3.65%	12/1/2027	219,670		233,212
	Arch Cap Fin Llc	4.01%	12/15/2026	24,963		27,603
	Bank Of Amer Corp	4.00%	1/22/2025	179,730		194,951
	Bank Of Amer Corp	3.95%	4/21/2025	409,385		439,834
	Bank Of Amer Corp	3.82%	1/20/2028	214,678		234,524
	Bank Of Amer Corp	3.42%	12/20/2028	235,646		247,743
	Bank Of Amer Corp	3.97%	3/5/2029	559,160		616,016
	Bank Of Amer Corp	3.97%	2/7/2030	249,625		278,041
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	129,805		137,052
	Barclays Plc	4.38%	1/12/2026	239,640		264,629
	Barclays Plc	4.34%	1/10/2028	164,753		180,378

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Barclays Plc	4.97%	5/16/2029	109,835		124,606
Berkshire Hathaway Inc	2.75%	3/15/2023	514,228		532,683
Berkshire Hathaway Inc	3.13%	3/15/2026	329,505		351,016
Boston Properties Lp	3.85%	2/1/2023	179,730		191,345
Cigna Corp	4.38%	12/15/2020	109,835		111,820
Cna Finl Corp	3.95%	5/15/2024	204,693		219,601
Capital One Bk Usa Na	3.38%	2/15/2023	144,783		151,503
Capital One Na	2.95%	7/23/2021	129,805		133,377
Credit Suisse Grp Fdg Guernsey Ltd	3.75%	3/26/2025	249,625		267,056
Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	249,625		279,456
Discover Finl Svcs	3.85%	11/21/2022	364,453		382,437
Goldman Sachs Grp Inc	3.85%	1/26/2027	504,243		545,140
Goldman Sachs Grp Inc	3.69%	6/5/2028	544,183		579,656
Goldman Sachs Grp Inc	3.50%	11/16/2026	169,745		179,398
Hsbc Hldgs Plc	4.58%	6/19/2029	264,603		295,695
Hsbc Hldgs Plc	2.63%	11/7/2025	109,835		110,447
Hcp Inc	3.00%	1/15/2030	119,820		120,314
Jpmorgan Chase & Co	4.35%	8/15/2021	199,700		210,681
Jpmorgan Chase & Co	3.20%	1/25/2023	54,918		57,612
Jpmorgan Chase & Co	3.88%	2/1/2024	159,760		173,390
Jpmorgan Chase & Co	3.63%	5/13/2024	474,288		505,021
Jpmorgan Chase & Co	3.88%	9/10/2024	194,708		210,786
Jpmorgan Chase & Co	3.51%	1/23/2029	1,278,081		1,376,267

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Jp Morgan Chase & Co	4.45%	12/5/2029	249,625		285,077
Keycorp	5.10%	3/24/2021	69,895		73,485
Keybank Na	3.90%	4/13/2029	499,250		542,377
Lincoln Natl Corp	3.05%	1/15/2030	44,933		45,960
Lloyds Bkg Grp Plc	4.38%	3/22/2028	199,700		222,902
Markel Corp	3.35%	9/17/2029	209,685		216,989
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	124,813		131,319
Metlife Inc	4.37%	9/15/2023	9,985		10,845
Morgan Stanley	4.00%	7/23/2025	194,708		214,168
Morgan Stanley	3.59%	7/22/2028	289,565		312,160
Morgan Stanley	3.88%	4/29/2024	798,800		854,944
Morgan Stanley	3.88%	1/27/2026	404,393		441,483
Morgan Stanley	2.63%	11/17/2021	79,880		81,062
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	54,918		58,931
Pnc Bk Na	3.25%	6/1/2025	249,625		262,815
Royal Bk Of Scotland Grp Plc	4.27%	3/22/2025	409,385		439,548
Simon Property Grp Lp	3.75%	2/1/2024	394,408		426,140
Simon Property Grp Lp	3.50%	9/1/2025	79,880		85,975
Truist Bk	2.75%	5/1/2023	199,700		204,297
Us Bk Na Cincinnati	3.40%	7/24/2023	124,813		132,444
Us Bk Na Cincinnati	2.65%	5/23/2022	249,625		254,942
UnitedHealth Grp Inc	4.70%	2/15/2021	119,820		124,981
UnitedHealth Grp Inc	3.75%	7/15/2025	289,565		317,743

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
UnitedHealth Grp Inc	3.10%	3/15/2026	69,895		73,705
Ventas Realty Lp	3.85%	4/1/2027	124,813		133,259
Wells Fargo & Co	2.10%	7/26/2021	249,625		252,622
Wells Fargo & Co	3.00%	10/23/2026	424,363		437,801
Wells Fargo & Co	4.13%	8/15/2023	14,978		16,131
Wells Fargo & Co	4.15%	1/24/2029	199,700		226,702
Abb Fin Usa Inc	2.88%	5/8/2022	39,940		40,947
At&T Inc	4.45%	4/1/2024	274,588		300,381
At&T Inc	3.55%	6/1/2024	159,760		168,458
At&T Inc	3.80%	2/15/2027	459,310		498,289
Abbott Labs	2.55%	3/15/2022	84,873		86,886
Abbvie Inc	3.60%	5/14/2025	309,535		328,423
Abbvie Inc	3.20%	11/21/2029	1,113,328		1,140,107
Actavis Fdg Scs	3.85%	6/15/2024	89,865		94,588
Altria Grp Inc	4.00%	1/31/2024	239,640		258,150
Amazoncom Inc	2.80%	8/22/2024	84,873		88,718
American Airlines Inc	3.70%	10/1/2026	32,645		34,537
American Airlines Inc	4.95%	1/15/2023	99,173		105,855
Amgen Inc	2.60%	8/19/2026	59,910		61,275
Amgen Inc	2.65%	5/11/2022	269,595		274,591
Anheuser Busch Cos Llc / Anheuser	3.65%	2/1/2026	604,093		653,913
Anheuser Busch Inbev Fin Inc	3.30%	2/1/2023	21,967		23,065
Apache Corp	3.25%	4/15/2022	102,846		105,050

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Apple Inc	2.40%	5/3/2023	349,475		356,659
Apple Inc	3.25%	2/23/2026	644,033		689,090
Apple Inc	2.85%	5/11/2024	84,873		88,118
Autozone Inc	2.88%	1/15/2023	99,850		102,955
Bat Cap Corp	3.22%	8/15/2024	104,843		108,517
Bat Cap Corp	3.22%	9/6/2026	144,783		147,293
Baxalta Inc	4.00%	6/23/2025	87,868		94,806
Becton Dickinson & Co	3.73%	12/15/2024	179,730		191,180
Boeing Co	2.25%	6/15/2026	104,843		103,370
Boeing Co	3.10%	5/1/2026	29,955		31,085
Bp Cap Markets Amer Inc	3.25%	5/6/2022	269,595		279,689
Bristol Myers Squibb Co	3.63%	5/15/2024	169,745		180,141
Bristol Myers Squibb Co	3.90%	2/20/2028	364,453		404,774
Broadcom Corp Broadcom Cayman Fin	3.63%	1/15/2024	224,663		236,433
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	154,768		165,549
Cigna Corp	4.00%	2/15/2022	109,835		115,120
Cigna Corp	4.50%	2/25/2026	464,303		517,871
Cvs Caremark Corp	6.25%	6/1/2027	99,850		119,467
Cvs Hlth Corp	4.30%	3/25/2028	738,890		816,869
Cardinal Hlth Inc	4.63%	12/15/2020	124,813		128,084
Cardinal Hlth Inc	3.20%	6/15/2022	4,993		5,113
Cenovus Energy Inc	4.25%	4/15/2027	39,940		42,633
Charter Comms Operating Llc Cap	4.91%	7/23/2025	529,205		594,680

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Chevron Corp	2.36%	12/5/2022	139,790		141,996
Chevron Corp	3.19%	6/24/2023	89,865		93,709
Cintas Corp No 2	3.70%	4/1/2027	124,813		136,746
Cisco Systems Inc	3.00%	6/15/2022	89,865		92,655
Cisco Systems Inc	1.85%	9/20/2021	74,888		75,397
Coca Cola Co	3.15%	11/15/2020	124,813		126,762
Comcast Corp	3.60%	3/1/2024	304,543		326,619
Comcast Corp	3.00%	2/1/2024	239,640		251,487
Comcast Corp	4.15%	10/15/2028	109,835		124,620
Concho Resources Inc	3.75%	10/1/2027	309,535		328,666
Concho Resources Inc	4.30%	8/15/2028	139,790		154,658
Constellation Brands Inc	3.70%	12/6/2026	79,880		85,059
Constellation Brands Inc	4.40%	11/15/2025	59,910		65,819
Continental Airlines Inc	4.15%	4/11/2024	54,325		57,844
Continental Airlines Inc	4.00%	10/29/2024	73,328		77,738
John Deere Cap Corp	2.80%	1/27/2023	199,700		206,905
John Deere Cap Corp	2.80%	3/6/2023	104,843		108,498
Delta Air Lines Inc	3.63%	3/15/2022	199,700		206,784
Delta Air Lines Inc	6.82%	8/10/2022	43,200		48,209
Walt Disney Co	2.75%	8/16/2021	99,850		102,448
Walt Disney Co	1.85%	7/30/2026	134,798		133,674
Discovery Comm Llc	3.50%	6/15/2022	184,723		190,418

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Discovery Comm Llc	3.95%	6/15/2025	124,813		133,728
Discovery Comm Llc	4.13%	5/15/2029	149,775		162,534
Dollar Tree Inc	3.70%	5/15/2023	149,775		156,802
Dominion Gas Hldgs Llc	3.55%	11/1/2023	64,903		67,862
Dow Chemical Co	3.63%	5/15/2026	329,505		348,082
Dowdupont Inc	4.49%	11/15/2025	174,738		193,472
Eog Resources Inc	4.10%	2/1/2021	119,820		124,818
Eog Resources Inc	3.15%	4/1/2025	34,948		36,945
Eastman Chemical Co	3.80%	3/15/2025	173,739		185,207
Ecolab Inc	4.35%	12/8/2021	110,834		116,327
Energy Transfer Partners Lp	4.75%	1/15/2026	436,345		481,138
Enterprise Products Operating Llc	3.35%	3/15/2023	379,430		396,440
Enterprise Products Operating Llc	3.13%	7/31/2029	269,595		281,388
Equifax Inc	2.60%	12/1/2024	269,595		271,735
Exxon Mobil Corp	2.71%	3/6/2025	339,490		353,766
Exxon Mobil Corp	2.40%	3/6/2022	139,790		142,615
Fidelity Natl Information Svcs Inc	3.88%	6/5/2024	37,943		40,567
Fiserv Inc	3.50%	10/1/2022	78,882		82,479
Fiserv Inc	3.85%	6/1/2025	154,768		165,946
Fiserv Inc	2.75%	7/1/2024	19,970		20,636
Ford Motor Cr Co Llc	3.66%	9/8/2024	124,813		126,687
Ford Motor Cr Co Llc	4.13%	8/4/2025	154,768		159,448
Ford Motor Cr Co Llc	3.81%	1/9/2024	129,805		134,202

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
General Dynamics Corp	2.25%	11/15/2022	179,730		182,468
General Elec Co	4.65%	10/17/2021	99,850		104,994
General Elec Co	3.15%	9/7/2022	289,565		298,866
General Motors Fin Co Inc	4.00%	1/15/2025	429,355		458,648
Gilead Sciences Inc	3.50%	2/1/2025	164,753		177,227
Gilead Sciences Inc	3.65%	3/1/2026	99,850		108,641
Glaxosmithkline Cap Inc	2.80%	3/18/2023	24,963		25,783
Glaxosmithkline Cap Plc	2.85%	5/8/2022	14,978		15,369
Halliburton Co	3.80%	11/15/2025	89,865		96,331
Home Depot Inc	3.75%	2/15/2024	843,733		914,127
Home Depot Inc	2.63%	6/1/2022	129,805		132,540
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	139,790		149,391
Ibm Corp	3.63%	2/12/2024	199,700		214,319
Johnson & Johnson	2.45%	3/1/2026	424,363		435,192
Kinder Morgan Energy Partners Lp	4.15%	2/1/2024	79,880		86,208
Kraft Heinz Foods Co	3.00%	6/1/2026	693,958		694,697
Kraft Heinz Foods Co	3.75%	4/1/2030	229,655		239,022
Lyb Intl Fin Ii Bv	3.50%	3/2/2027	49,925		52,975
Laboratory Corp Of Amer	3.60%	2/1/2025	209,685		224,081
Laboratory Corp Of Amer	3.25%	9/1/2024	39,940		41,904
Lockheed Martin Corp	2.90%	3/1/2025	334,498		351,328
Lockheed Martin Corp	3.10%	1/15/2023	159,760		167,360
Lyondellbasell Inds Nv	6.00%	11/15/2021	254,618		272,389

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Lyondellbasell Inds Nv	5.75%	4/15/2024	164,753		188,064
Mplx Lp	4.50%	7/15/2023	199,700		216,172
Mplx Lp	4.13%	3/1/2027	94,858		100,810
Mplx Lp	4.00%	3/15/2028	84,873		89,050
Mplx Lp	4.80%	2/15/2029	124,813		139,212
Marriott Intl Inc	3.13%	6/15/2026	149,775		155,483
Mastercard Inc	3.38%	4/1/2024	74,888		80,118
Mcdonalds Corp	3.70%	1/30/2026	174,738		190,494
Medtronic Inc	3.50%	3/15/2025	184,723		199,832
Merck & Co Inc	2.40%	9/15/2022	99,850		102,033
Merck & Co Inc	3.88%	1/15/2021	209,685		217,188
Microsoft Corp	2.40%	8/8/2026	599,100		612,548
Mylan Inc	4.55%	4/15/2028	389,415		422,956
Nbcuniversal Media Llc	2.88%	1/15/2023	109,835		114,268
Novartis Cap Corp	2.40%	9/21/2022	279,580		285,944
Nutrien Ltd	3.50%	6/1/2023	159,760		165,553
Occidental Petroleum Corp	4.10%	2/1/2021	179,730		185,840
Occidental Petroleum Corp	2.60%	4/15/2022	89,865		91,031
Oneok Inc	3.40%	9/1/2029	149,775		154,200
Oneok Partners Lp	3.38%	10/1/2022	49,925		51,687
Oracle Corp	2.95%	5/15/2025	264,603		276,671
Oracle Corp	2.65%	7/15/2026	299,550		310,273
Pepsico Inc	2.75%	3/5/2022	309,535		318,638

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Pepsico Inc	3.60%	3/1/2024	139,790		150,548
Philip Morris Intl Inc	2.63%	3/6/2023	169,745		173,980
Plains All Amern Pipeline Lp	3.55%	12/15/2029	79,880		79,549
Raytheon Co	3.13%	10/15/2020	99,850		101,445
Raytheon Co	3.15%	12/15/2024	104,843		110,714
Rock Tenn Co	4.90%	3/1/2022	64,903		69,467
Rockwell Collins Inc	2.80%	3/15/2022	89,865		92,133
Rockwell Collins Inc	3.50%	3/15/2027	199,700		214,420
Rogers Comm Inc	3.00%	3/15/2023	69,895		72,350
Schlumberger Investment Sa	3.65%	12/1/2023	69,895		74,156
Shire Acq Investments Ireland Dac	3.20%	9/23/2026	94,858		98,589
Jm Smucker Co	3.50%	3/15/2025	89,865		95,548
Stryker Corp	3.38%	5/15/2024	79,880		84,197
Stryker Corp	3.38%	11/1/2025	69,895		74,381
Thermo Fisher Scientific Inc	4.15%	2/1/2024	89,865		97,999
Total Cap Intl Sa	2.70%	1/25/2023	84,873		87,746
Total Cap Intl Sa	2.83%	1/10/2030	124,813		129,990
Tyson Foods Inc	4.00%	3/1/2026	254,618		279,076
Unilever Cap Corp	4.25%	2/10/2021	184,723		192,741
Union Pacific Corp	4.00%	2/1/2021	234,648		242,624
United Parcel Svc Inc	3.13%	1/15/2021	79,880		82,068
United Parcel Svc Inc	2.05%	4/1/2021	54,918		55,349
United Technologies Corp	3.10%	6/1/2022	89,865		92,472

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
United Technologies Corp	4.13%	11/16/2028	89,865		101,630
Valero Energy Corp	4.00%	4/1/2029	99,850		108,673
Verizon Comms Inc	4.02%	12/3/2029	467,298		524,068
Viacomcbs Inc	3.13%	6/15/2022	99,850		101,606
Viacomcbs Inc	3.88%	4/1/2024	69,895		74,610
Waste Mgmt Inc	4.60%	3/1/2021	79,880		83,191
Waste Mgmt Inc	2.90%	9/15/2022	74,888		77,282
Western Gas Partners Lp	4.00%	7/1/2022	79,880		83,685
Williams Partners Lp	3.75%	6/15/2027	149,775		156,518
Williams Partners Lp	4.30%	3/4/2024	194,708		210,434
Wyeth Llc	6.45%	2/1/2024	129,805		155,614
Xylem Inc	4.88%	10/1/2021	169,745		180,012
Agl Cap Corp	3.50%	9/15/2021	179,730		185,654
Ameren Illinois Co	2.70%	9/1/2022	104,843		107,738
Appalachian Pwr Co	3.30%	6/1/2027	49,925		52,046
Atmos Energy Corp	2.63%	9/15/2029	139,790		141,935
Baltimore Gas & Elec Co	3.35%	7/1/2023	84,873		89,480
Centerpoint Energy Houston Elec	2.25%	8/1/2022	84,873		86,210
Commonwealth Edison Co	2.95%	8/15/2027	379,430		397,147
Dte Energy Co	2.53%	10/1/2024	184,723		186,407
Dte Energy Co	3.80%	3/15/2027	119,820		127,962
Duke Energy Carolinas Llc	2.95%	12/1/2026	144,783		150,560
Duke Energy Carolinas Llc	2.45%	8/15/2029	234,648		235,822

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Emera Us Fin Lp	3.55%	6/15/2026	154,768		161,210
Entergy Louisiana Llc	2.40%	10/1/2026	154,768		154,370
Florida Pwr & Lt Co	2.75%	6/1/2023	29,955		30,781
Fortis Inc	3.06%	10/4/2026	40,939		42,113
Georgia Pwr Co	2.85%	5/15/2022	174,738		178,819
Georgia Pwr Co	2.65%	9/15/2029	159,760		158,956
Lg&E & Ku Energy Llc	3.75%	11/15/2020	99,850		101,365
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	119,820		125,038
Pseg Pwr Llc	3.00%	6/15/2021	179,730		182,035
Public Svc Co Of Colorado	2.50%	3/15/2023	9,985		10,142
Public Svc Elec & Gas Co	2.25%	9/15/2026	24,963		24,937
Public Svc Elec & Gas Co	3.20%	5/15/2029	354,468		376,015
Puget Energy Inc	3.65%	5/15/2025	84,873		88,037
San Diego Gas & Elec Co	3.60%	9/1/2023	119,820		126,783
Sempra Energy	3.40%	2/1/2028	144,783		152,295
Southern Ca Edison Co	3.50%	10/1/2023	194,708		204,243
Virginia Elec & Pwr Co	3.15%	1/15/2026	239,640		253,477
Xcel Energy Inc	3.30%	6/1/2025	159,760		167,223
Hydro Quebec	8.05%	7/7/2024	69,895		90,647
Italy Rep Of	2.38%	10/17/2024	399,400		393,237
Quebec Province Of	7.13%	2/9/2024	159,760		196,479
Sutter Health	3.70%	8/15/2028	289,565		312,794
University Ca	3.06%	7/1/2025	474,288		502,686

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cnooc Fin 2013 Ltd	2.88%	9/30/2029	199,700		201,096
Chile Rep Of	3.25%	9/14/2021	154,768		159,184
Colombia Rep Of	4.00%	2/26/2024	199,700		213,182
Ecopetrol Sa	4.13%	1/16/2025	44,933		48,181
Export Import Bk Of Korea	4.38%	9/15/2021	259,610		273,163
Indonesia Rep Of	3.50%	1/11/2028	449,325		477,228
Israel St Of	4.00%	6/30/2022	199,700		209,759
Panama Rep Of	7.13%	1/29/2026	299,550		384,523
Petroleos Mexicanos	4.63%	9/21/2023	99,850		105,885
Petroleos Mexicanos	6.50%	3/13/2027	359,460		387,788
Mexico United Mexican States	3.63%	3/15/2022	129,805		135,173
Mexico United Mexican States	4.00%	10/2/2023	95,856		101,967
Cash					1,292,808
Wrapper					(192,608)
Total Prudential GA-62194					$269,711,905

American General Life Contract No. 725840
Cobb-Marietta Coliseu	2.55%	7/1/2021	624,063		$630,322
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	673,988		678,843
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,725		960,570
Synchrony Financial Sr Unsec	3.13%	2/3/2020	998,500		999,298
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,048,425		1,059,453
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	449,325		462,900

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,500		1,000,121
Apple Inc Sr Unsec	1.70%	9/11/2022	649,025		648,823
Aig Inc	6.40%	12/15/2020	549,175		571,983
American Tower Corp Sr Unsec	5.90%	11/1/2021	299,550		319,984
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,250		513,717
Barclays Plc Sr Unsec	3.20%	8/10/2021	698,950		709,074
Bmw Us Capital Llc Sr Unsec 144A	2.28%	8/14/2020	649,025		649,924
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	599,100		611,201
Bank Of Nova Scotia Sec	1.88%	4/26/2021	2,196,701		2,198,265
Bpce Sa Sr Unsec	2.25%	1/27/2020	449,325		449,350
Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,248,126		1,290,113
Cvs Health Corp Sr Unsec	4.10%	3/25/2025	798,800		858,174
Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	698,950		719,077
Daimler Finance Na Llc Sr Unsec 144A Frn	2.81%	2/15/2022	499,250		503,256
Fin Fut Euro$ Cme (Wht) 12/14/20	—%	12/15/2020	75,386,784		74,165,518
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,250		525,662
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	371,317		375,086
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,313		1,128,087
Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	848,725		901,914
Fed Home Ln Bk Disc Nt	—%	2/7/2020	649,025		648,045
Fed Home Ln Bk Disc Nt	—%	2/14/2020	948,575		946,865
Fed Home Ln Bk Disc Nt	—%	2/19/2020	349,475		348,772
Fed Home Ln Bk Disc Nt	—%	3/27/2020	698,950		696,392

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,098,350		1,098,363
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	2,304,077		2,409,141
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	54,232		56,671
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	6,227,199		6,565,140
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,258,864		1,293,098
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	1,710,587		1,764,285
Fnma Pass Thru 30Yr #Zt1594	4.00%	1/1/2049	3,142,930		3,267,772
Fh Arm 1Q1534 H15T1Y+223 10.217	4.73%	6/1/2037	244,388		258,720
Fnma Nt (3Mmm)	2.00%	1/5/2022	3,544,677		3,572,697
Fnma Nt (3Mmm)	1.50%	2/28/2020	2,995,501		2,994,969
Fnma Pass Thru 30Yr #Ma3615	4.00%	3/1/2049	3,829,375		3,980,416
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	42,917		48,178
Fnma Pass Thru 30Yr #Ma3833	2.50%	11/1/2049	6,989,502		6,914,683
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	1,338,644		1,394,720
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	1,624,171		1,692,206
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	76,311		82,142
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	4,342		4,674
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	91,460		98,642
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	2,100,391		2,164,037
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	36,160		38,945
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	139,400		149,940
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	542		584
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	27,672		29,842

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	78,185		84,064
	Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	9,600		10,797
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	65,939		70,923
	Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	89,721		100,763
	Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	898,747		985,925
	Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	8,501		9,562
	Fn Arm 793029 Us0006M+158.2 10.869	3.82%	7/1/2034	165,915		171,794
	Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	10,015		10,773
	Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	184,152		206,892
	Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	73,532		82,440
	Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	159,543		179,389
	Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	5,010		5,534
	Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	37,315		40,347
	Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	100,128		$112,384
	Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	57,034		63,810
	Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	307,704		345,419
	Fnma Pass Thru 30Yr #Ma3871	3.00%	12/1/2049	3,535,015		$3,587,270
	Fnma Pass Thru 30Yr #Ma3495	4.00%	10/1/2048	7,732,636		8,056,303
	General Electric Co	2.70%	10/9/2022	1,847,226		1,873,393
	Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	2,496,251		2,622,218
	Gnma Ii Tba 3.5% Feb 30Yr Jmbo	3.50%	2/20/2050	2,546,176		2,625,446
	Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	2,370,714		2,487,023
	Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	1,126,365		1,177,458
	Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,897,151		2,123,054
	Industry Pub Facs-A	4.34%	7/1/2024	499,250		542,236
	Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	673,988		687,962
	Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,625		250,797
	Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	3,095,351		3,232,440
	Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,725		909,574
	Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	249,625		261,044
	Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	698,950		709,824
	Mbalt 2019-A A2	3.01%	2/16/2021	469,303		470,212
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,550		333,019
	Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	748,875		785,893
	Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	823,763		825,283
	Mitsubishi Ufj Fin Grp Sr Unsec	2.62%	7/18/2022	698,950		708,767
	Morgan Stanley Sr Unsec	3.74%	4/24/2024	649,025		678,492
	National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	1,347,976		1,348,438
	Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	998,500		998,476
	Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	199,700		199,332
	New York Life Global Fdg 144A	1.95%	2/11/2020	1,048,425		1,048,437
	New York Life Global Fdg Sec 144A	2.00%	4/13/2021	199,700		200,350
	New York Life Global Fdg Sec 144A	2.23%	1/21/2022	349,475		350,319
	Ny St Urban Dev-B	2.10%	3/15/2022	1,248,126		1,250,996
	Oracle Corp Sr Unsec	2.95%	11/15/2024	998,500		1,038,586
	Aviation Capital Group Nt 144A	7.13%	10/15/2020	748,875		777,245
	Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	2,596,101		2,746,769
	Cash Collateral Fut Rdr Usd	1.45%	12/31/2060	11,483		11,483
	Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	23,440		23,440
	Vm Cash Fut Dom Rdr Usd	1.45%	12/31/2060	78,571		78,571
	Reynolds American Inc Sr Unsec	3.25%	6/12/2020	249,625		250,782
	Royal Bank Of Canada	1.88%	2/5/2020	1,098,350		1,098,214
	Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	499,250		509,494
	Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,098,350		1,103,228
	Slclt 2007-1 A4 3Mlib+6Bp	1.97%	5/15/2029	501,530		490,868
	Slma 2005-3 A5	2.03%	10/25/2024	48,732		48,698
	Slma 2005-7 A4 3Mlib+15Bp	2.09%	10/25/2029	574,836		565,749
	Slma 2005-8 A4 3Mlib	2.49%	1/25/2028	647,514		648,023
	Slma 2006-5 A5 3Mlib+11Bp	2.05%	1/25/2027	78,328		78,198
	Slma 2006-6 A3 3Mlib+11Bp	2.05%	10/27/2025	5,921		5,918
	Slma 2006-8 A5 3Mlib+11Bp	2.05%	1/27/2025	447,508		446,438
	Slma 2007-1 A5 3Mlib+9	2.03%	1/26/2026	133,216		132,824
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	275,018		275,018
	Sumitomo Mitsui Finl Grp Frn Sr Unsec	3.57%	3/9/2021	349,475		355,287
	Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,248,126		1,252,353
	Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(2,096,851)		6,083
	Energy Transfer Operatng Sr Unsec	4.15%	10/1/2020	571,142		577,287
	At&T Inc Sr Unsec	3.40%	5/15/2025	848,725		889,514
	Tech Data C	3.70%	2/15/2022	449,325		459,445
	Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	149,775		156,925
	Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	698,950		702,292
	Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	698,950		703,319
	Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	174,738		190,264
	Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	1,747,376		1,776,222
	Fnma Tba 3.0% Feb 15Yr	3.00%	2/18/2035	2,296,551		2,352,591
	Fnma Tba 2.5% Jan 30Yr	2.50%	1/14/2050	(1,148,276)		(1,135,492)
	Fnma Tba 3.0% Feb 30Yr	3.00%	2/12/2050	4,992,502		5,059,142
	Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,148,276		1,158,277
	U S Treasury Note	2.00%	1/31/2020	13,429,831		13,433,495
	U S Treasury Bond	2.88%	5/15/2049	848,725		938,273
	U S Treasury Note	2.88%	11/15/2021	1,497,751		1,533,381
	U S Treasury Note	2.25%	3/31/2026	4,643,027		4,771,980
	U S Treasury Note	2.38%	4/30/2026	998,500		1,033,897
	U S Treasury Note	2.38%	5/15/2029	149,775		155,813
	U S Treasury Note	2.13%	5/31/2021	5,292,052		5,331,019
	U S Treasury Note	2.13%	12/31/2021	1,397,901		1,412,890
	U S Treasury Note	1.75%	3/31/2022	1,497,751		1,503,689
	U S Treasury Note	1.88%	4/30/2022	599,100		603,125
	U S Treasury Note	1.75%	7/31/2024	798,800		801,499
	U S Treasury Note	1.88%	7/31/2026	848,725		852,637
	U S Treasury Note	1.50%	10/31/2021	3,844,227		3,839,572
	U S Treasury Note	1.50%	11/30/2021	12,131,780		12,117,327
	U S Treasury Note	1.75%	7/31/2021	6,739,878		6,757,254
	U S Treasury Note	2.25%	4/30/2021	8,736,879		8,812,473
	Ut St-Babs-B	3.54%	7/1/2025	1,023,463		1,075,148
	Verizon Communicationssr Unsec	3.50%	11/1/2024	748,875		794,632
	Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	848,725		899,426
	Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	349,475		362,953
	Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	624,063		642,479
	Wells Fargo & Company Sr Unsec	3.05%	1/24/2023	399,400		404,782
	Interest And Dividends Accrued / Receivable					991,585
	Net Money Market Futures (Due To) / Due From Broker					(74,165,518)
	Net Unsettled Trades (Due To) / Due From Broker					(8,875,554)
	Centrally Cleared Swaps (Due To) / Due From Broker					(6,278)
	Wrapper					(94,711)
	Total American General Life Contract No. 725840					$189,035,849

	Royal Bank of Canada Contract No. Citigroup01
	Cobb-Marietta Coliseu	2.55%	7/1/2021	624,063		$630,322
	Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	673,988		678,843
	Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,725		960,570
	Synchrony Financial Sr Unsec	3.13%	2/3/2020	998,500		999,298
	Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,048,425		1,059,453
	Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	449,325		462,900
	Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,500		1,000,121
	Apple Inc Sr Unsec	1.70%	9/11/2022	649,025		648,823
	Aig Inc	6.40%	12/15/2020	549,175		571,983
	American Tower Corp Sr Unsec	5.90%	11/1/2021	299,550		319,984
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,250		513,717
	Barclays Plc Sr Unsec	3.20%	8/10/2021	698,950		709,074
	Bmw Us Capital Llc Sr Unsec 144A	2.28%	8/14/2020	649,025		649,924
	Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	599,100		611,201
	Bank Of Nova Scotia Sec	1.88%	4/26/2021	2,196,701		2,198,265
	Bpce Sa Sr Unsec	2.25%	1/27/2020	449,325		449,350
	Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,248,126		1,290,113
	Cvs Health Corp Sr Unsec	4.10%	3/25/2025	798,800		858,174
	Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	698,950		719,077
	Daimler Finance Na Llc Sr Unsec 144A Frn	2.81%	2/15/2022	499,250		503,256
	Fin Fut Euro$ Cme (Wht) 12/14/20	—%	12/15/2020	75,386,784		74,165,518
	Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,250		525,662
	Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	371,317		375,086
	European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,313		1,128,087
	Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	848,725		901,914
	Fed Home Ln Bk Disc Nt	—%	2/7/2020	649,025		648,045
	Fed Home Ln Bk Disc Nt	—%	2/14/2020	948,575		946,865
	Fed Home Ln Bk Disc Nt	—%	2/19/2020	349,475		348,772
	Fed Home Ln Bk Disc Nt	—%	3/27/2020	698,950		696,392
	Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,098,350		1,098,363
	Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	2,304,077		2,409,141
	Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	54,232		56,671
	Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	6,227,199		6,565,140
	Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,258,864		1,293,098
	Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	1,710,587		1,764,285
	Fnma Pass Thru 30Yr #Zt1594	4.00%	1/1/2049	3,142,930		3,267,772
	Fh Arm 1Q1534 H15T1Y+223 10.217	4.73%	6/1/2037	244,388		258,720
	Fnma Nt (3Mmm)	2.00%	1/5/2022	3,544,677		3,572,697
	Fnma Nt (3Mmm)	1.50%	2/28/2020	2,995,501		2,994,969
	Fnma Pass Thru 30Yr #Ma3615	4.00%	3/1/2049	3,829,375		3,980,416
	Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	42,917		48,178
	Fnma Pass Thru 30Yr #Ma3833	2.50%	11/1/2049	6,989,502		6,914,683
	Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	1,338,644		1,394,720
	Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	1,624,171		1,692,206
	Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	76,311		82,142
	Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	4,342		4,674
	Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	91,460		98,642
	Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	2,100,391		2,164,037
	Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	36,160		38,945
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	139,400		149,940
	Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	542		584
	Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	27,672		29,842
	Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	78,185		84,064
	Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	9,600		10,797
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	65,939		70,923
	Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	89,721		100,763
	Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	898,747		985,925
	Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	8,501		9,562
	Fn Arm 793029 Us0006M+158.2 10.869	3.82%	7/1/2034	165,915		171,794
	Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	10,015		10,773
	Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	184,152		206,892
	Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	73,532		82,440
	Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	159,543		179,389
	Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	5,010		5,534
	Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	37,315		40,347
	Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	100,128		112,384
	Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	57,034		63,810
	Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	307,704		345,419
	Fnma Pass Thru 30Yr #Ma3871	3.00%	12/1/2049	3,535,015		3,587,270
	Fnma Pass Thru 30Yr #Ma3495	4.00%	10/1/2048	7,732,636		8,056,303
	General Electric Co	2.70%	10/9/2022	1,847,226		1,873,393
	Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	2,496,251		2,622,218
	Gnma Ii Tba 3.5% Feb 30Yr Jmbo	3.50%	2/20/2050	2,546,176		2,625,446
	Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	2,370,714		2,487,023
	Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	1,126,365		1,177,458
	Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,897,151		2,123,054
	Industry Pub Facs-A	4.34%	7/1/2024	499,250		542,236
	Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	673,988		687,962
	Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,625		250,797
	Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	3,095,351		3,232,440
	Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,725		909,574
	Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	249,625		261,044
	Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	698,950		709,824
	Mbalt 2019-A A2	3.01%	2/16/2021	469,303		470,212
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,550		333,019
	Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	748,875		785,893
	Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	823,763		825,283
	Mitsubishi Ufj Fin Grp Sr Unsec	2.62%	7/18/2022	698,950		708,767
	Morgan Stanley Sr Unsec	3.74%	4/24/2024	649,025		678,492
	National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	1,347,976		1,348,438
	Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	998,500		998,476
	Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	199,700		199,332
	New York Life Global Fdg 144A	1.95%	2/11/2020	1,048,425		1,048,437
	New York Life Global Fdg Sec 144A	2.00%	4/13/2021	199,700		200,350
	New York Life Global Fdg Sec 144A	2.23%	1/21/2022	349,475		350,319
	Ny St Urban Dev-B	2.10%	3/15/2022	1,248,126		1,250,996
	Oracle Corp Sr Unsec	2.95%	11/15/2024	998,500		1,038,586
	Aviation Capital Group Nt 144A	7.13%	10/15/2020	748,875		777,245
	Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	2,596,101		2,746,769
	Cash Collateral Fut Rdr Usd	1.45%	12/31/2060	11,483		11,483
	Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	23,440		23,440
	Vm Cash Fut Dom Rdr Usd	1.45%	12/31/2060	78,571		78,571
	Reynolds American Inc Sr Unsec	3.25%	6/12/2020	249,625		250,782
	Royal Bank Of Canada	1.88%	2/5/2020	1,098,350		1,098,214
	Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	499,250		509,494
	Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,098,350		1,103,228
	Slclt 2007-1 A4 3Mlib+6Bp	1.97%	5/15/2029	501,530		490,868
	Slma 2005-3 A5	2.03%	10/25/2024	48,732		48,698
	Slma 2005-7 A4 3Mlib+15Bp	2.09%	10/25/2029	574,836		565,749
	Slma 2005-8 A4 3Mlib	2.49%	1/25/2028	647,514		648,023
	Slma 2006-5 A5 3Mlib+11Bp	2.05%	1/25/2027	78,328		78,198
	Slma 2006-6 A3 3Mlib+11Bp	2.05%	10/27/2025	5,921		5,918
	Slma 2006-8 A5 3Mlib+11Bp	2.05%	1/27/2025	447,508		446,438
	Slma 2007-1 A5 3Mlib+9	2.03%	1/26/2026	133,216		132,824
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	275,018		275,018
	Sumitomo Mitsui Finl Grp Frn Sr Unsec	3.57%	3/9/2021	349,475		355,287
	Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,248,126		1,252,353
	Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(2,096,851)		6,083
	Energy Transfer Operatng Sr Unsec	4.15%	10/1/2020	571,142		577,287
	At&T Inc Sr Unsec	3.40%	5/15/2025	848,725		889,514
	Tech Data C	3.70%	2/15/2022	449,325		459,445
	Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	149,775		156,925
	Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	698,950		702,292
	Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	698,950		703,319
	Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	174,738		190,264
	Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	1,747,376		1,776,222
	Fnma Tba 3.0% Feb 15Yr	3.00%	2/18/2035	2,296,551		2,352,591
	Fnma Tba 2.5% Jan 30Yr	2.50%	1/14/2050	(1,148,276)		(1,135,492)
	Fnma Tba 3.0% Feb 30Yr	3.00%	2/12/2050	4,992,502		5,059,142
	Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,148,276		1,158,277
	U S Treasury Note	2.00%	1/31/2020	13,429,831		13,433,495
	U S Treasury Bond	2.88%	5/15/2049	848,725		938,273
	U S Treasury Note	2.88%	11/15/2021	1,497,751		1,533,381
	U S Treasury Note	2.25%	3/31/2026	4,643,027		4,771,980
	U S Treasury Note	2.38%	4/30/2026	998,500		1,033,897
	U S Treasury Note	2.38%	5/15/2029	149,775		155,813
	U S Treasury Note	2.13%	5/31/2021	5,292,052		5,331,019
	U S Treasury Note	2.13%	12/31/2021	1,397,901		1,412,890
	U S Treasury Note	1.75%	3/31/2022	1,497,751		1,503,689
	U S Treasury Note	1.88%	4/30/2022	599,100		603,125
	U S Treasury Note	1.75%	7/31/2024	798,800		801,499
	U S Treasury Note	1.88%	7/31/2026	848,725		852,637
	U S Treasury Note	1.50%	10/31/2021	3,844,227		3,839,572
	U S Treasury Note	1.50%	11/30/2021	12,131,780		12,117,327
	U S Treasury Note	1.75%	7/31/2021	6,739,878		6,757,254
	U S Treasury Note	2.25%	4/30/2021	8,736,879		8,812,473
	Ut St-Babs-B	3.54%	7/1/2025	1,023,463		1,075,148
	Verizon Communications Sr Unsec	3.50%	11/1/2024	748,875		794,632
	Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	848,725		899,426
	Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	349,475		362,953
	Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	624,063		642,479
	Wells Fargo & Company Sr Unsec	3.05%	1/24/2023	399,400		404,782
	Interest And Dividends Accrued / Receivable					991,585
	Net Money Market Futures (Due To) / Due From Broker					(74,165,518)
	Net Unsettled Trades (Due To) / Due From Broker					(8,875,554)
	Centrally Cleared Swaps (Due To) / Due From Broker					(6,278)
	Wrapper					(94,726)
	Total Royal Bank of Canada Contract No. Citigroup01					$189,035,834

	American United Life Insurance Company: S00020
	Aeptc 2012-1 A2	1.98%	6/1/2020	3,195,201		$509,564
	Bank 2018-Bn13 A1	3.22%	5/15/2023	4,243,627		3,178,857
	Bank 2017-Bnk4 A1	2.00%	2/15/2022	2,096,851		1,102,358
	Cnh 2019-A A3	3.01%	2/15/2023	1,747,376		1,780,434
	Cnh 2019-C A3	2.01%	7/17/2023	1,997,001		1,998,776
	Comm 2014-Cr14 A2	3.15%	7/10/2023	2,471,289		833,948
	Comet 2017-A1 A1	2.00%	3/16/2020	2,496,251		2,498,772
	Chait 2016-A4 A4	1.49%	7/15/2020	4,393,402		4,387,318
	Cgcmt 2016-Gc36 A1	1.61%	6/10/2020	4,293,552		580,413
	Comm 2013-Lc6 A4	2.94%	12/12/2022	2,895,651		2,957,686
	Duk 1.731 09/01/22	1.73%	9/1/2022	5,491,752		5,491,588
	Fnr 2011-87 Ja	3.00%	2/27/2023	5,816,265		608,519
	Fnr 2011-98 Ae	2.50%	7/27/2020	$8,087,854		347,158
	Fnr 2011-132 A	3.00%	7/26/2021	$7,988,004		672,488
	Fnr 2013-79 Va	3.50%	7/25/2022	$7,788,304		3,736,104
	Fnr 2015-48 Db	3.00%	1/25/2022	$2,995,501		915,319
	Fnr 2019-66 Kc	3.00%	11/25/2022	$3,794,302		3,779,303
	Fhr 3774 Ab	3.50%	11/16/2020	9,216,159		137,238
	Fhr 3920 Ab	3.00%	12/15/2020	8,387,404		393,602
	Fhr 3970 Da	3.00%	4/15/2021	5,292,052		315,281
	Fhr 3979 Gd	3.00%	11/15/2021	3,494,752		362,349
	Fhr 4039 Me	2.00%	12/15/2023	4,992,502		803,644
	Fhr 4272 Yg	2.00%	11/15/2023	4,992,502		878,106
	Fhr 4297 Ca	3.00%	11/15/2022	6,490,253		1,937,877
	Fhr 4302 Da	3.00%	1/17/2023	8,736,879		3,234,934
	Fhr 4486 Jn	2.00%	4/15/2024	2,995,501		878,426
	Fhr 4504 Dn	3.00%	5/16/2022	6,590,103		2,231,410
	Fnr 2011-24 Ha	4.00%	6/27/2022	16,475,257		1,843,218
	Fnr 2010-99 Dp	3.00%	4/27/2020	15,726,382		112,098
	Gnr 2010-151 Dq	4.00%	3/20/2020	6,140,778		62,984
	Gnr 2011-133 Na	3.50%	4/20/2021	16,114,799		1,568,624
	Gnr 2011-160 A	3.00%	4/20/2020	6,490,253		103,992
	Gnr 2013-41 Pa	2.50%	6/20/2023	5,691,453		1,558,288
	Gnr 2013-124 Cp	2.50%	8/22/2022	4,243,627		695,245
	Gnr 2014-140 Mv	4.00%	3/22/2021	1,997,001		1,333,321
	Gnr 2015-16 Gm	2.00%	12/20/2024	6,190,703		2,173,424
	Jpmbb 2015-C33 A1	1.90%	2/18/2020	3,118,317		234,464
	Jdot 2017-A A3	1.78%	4/15/2020	1,847,226		253,081
	Mbart 2018-1 A3	3.03%	10/15/2021	2,046,926		2,069,831
	Narot 2016-C A3	1.18%	2/18/2020	1,697,451		107,245
	Narot 2019-C A3	1.93%	3/15/2023	1,497,751		1,499,630
	Ubscm 2012-C1 A3	3.40%	3/10/2022	3,444,827		3,241,948
	T 2 1/2 02/28/21	2.50%	3/1/2021	2,542,182		2,588,321
	T 1 1/2 08/31/21	1.50%	8/31/2021	9,428,840		9,461,143
	Wfcm 2012-Lc5 A3	2.92%	9/15/2022	3,195,201		3,120,500
	Woart 2016-B A3	1.30%	9/15/2020	2,496,251		619,894
	Woart 2019-B A3	2.59%	11/15/2022	2,895,651		2,932,216
	Wrapper					12,921
	Total American United Life Insurance Company: S00020					$82,143,860

	Reinsurance Group of America Contract No. RGA00084
	Cash	1.19%		6,864,441		$6,864,441
	General Electric Co. 4.65 10/17/2021	4.65%	10/17/2021	1,747,376		1,838,027
	Equity Residential 4.625 12/15/2021	4.63%	12/15/2021	1,497,751		1,567,524
	U.S. Treasury Inflation Indexed 0.125 01/15/2022	0.13%	1/15/2022	1,970,907		1,970,933
	Cox Enterprises, Inc. 3.25 12/15/2022	3.25%	12/15/2022	998,500		1,028,028
	Macy'S, Inc. 2.875 02/15/2023	2.88%	2/15/2023	568,147		572,221
	Royal Dutch Shell Plc 2.25 01/06/2023	2.25%	1/6/2023	998,500		1,017,110
	Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	948,575		994,690
	Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	973,538		998,769
	Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	1,447,826		1,508,325
	Jpmorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	1,497,751		1,564,036
	Relx Plc 3.125 10/15/2022	3.13%	10/15/2022	848,725		879,763
	Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	2,346,476		2,479,772
	Capital One Financial Corp. 3.50 06/15/2023	3.50%	6/15/2023	948,575		986,633
	Burlington Northern Santa Fe Llc 3.75 04/01/2024	3.75%	4/1/2024	998,500		1,074,611
	Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	2,196,701		2,389,941
	Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	2,346,476		2,552,106
	Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,397,901		1,502,835
	At&T, Inc. 3.40 05/15/2025	3.40%	5/15/2025	2,695,951		2,835,533
	Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	948,575		1,017,025
	Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	414,748		438,988
	Medtronic Plc 3.50 03/15/2025	3.50%	3/15/2025	444,333		480,428
	Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	1,897,151		2,056,969
	Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	1,897,151		2,063,276
	Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	943,583		991,658
	Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	499,250		541,992
	Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	973,538		1,083,089
	Conocophillips 4.95 03/15/2026	4.95%	3/15/2026	1,747,376		2,034,478
	Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	998,500		1,019,122
	Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	624,063		673,181
	Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	1,497,751		1,624,440
	Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	2,717,593		2,956,306
	Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	1,347,976		1,512,830
	Barclays Plc 4.337 01/10/2028	4.34%	1/10/2028	998,500		1,090,902
	Fannie Mae 4.00 03/01/2037	4.00%	3/1/2037	535,025		568,985
	U.S. Treasury Note/Bond 2.125 03/31/2024	2.13%	3/31/2024	2,196,701		2,247,488
	Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	6,175,526		6,436,693
	Bnp Paribas Sa 4.625 03/13/2027	4.63%	3/13/2027	224,663		248,600
	The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	998,500		1,060,442
	Fannie Mae 3.135 07/01/2047	3.13%	7/1/2047	3,100,791		3,174,134
	Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	5,339,595		5,773,250
	Fannie Mae 3.137 07/01/2047	3.14%	7/1/2047	2,759,616		2,818,779
	Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	5,387,247		5,863,640
	Freddie Mac 3.182 05/01/2047	3.18%	5/1/2047	487,924		497,864
	Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	4,088,966		4,453,401
	Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	5,674,614		6,029,583
	Fannie Mae 3.159 06/01/2047	3.16%	6/1/2047	2,355,245		2,405,721
	Freddie Mac 3.233 07/01/2047	3.23%	7/1/2047	830,423		848,820
	U.S. Treasury Note/Bond 2.125 07/31/2024	2.13%	7/31/2024	5,991,003		6,155,232
	Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	499,250		522,318
	Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	4,056,925		4,314,337
	Fannie Mae 2.884 10/01/2047	2.88%	10/1/2047	681,886		692,245
	UnitedHealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	998,500		1,043,561
	Fannie Mae 3.057 10/01/2047	3.06%	10/1/2047	749,223		763,075
	Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	998,500		1,023,381
	Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	998,500		1,075,531
	Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	1,023,515		1,088,907
	Verizon Communications, Inc. 3.376 02/15/2025	3.38%	2/15/2025	2,187,714		2,342,941
	Slm Student Loan Trust 2.53963 01/25/2041	2.54%	1/25/2041	782,999		763,845
	Freddie Mac Gold 4.00 02/01/2046	4.00%	2/1/2046	3,681,668		3,913,833
	Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	734,642		774,023
	Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	1,447,826		1,596,520
	Slm Student Loan Trust 2.10963 07/25/2040	2.11%	7/25/2040	2,586,116		2,414,517
	Slm Student Loan Trust 2.10963 01/25/2041	2.11%	1/25/2041	3,057,129		2,926,419
	Bank Of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	1,651,520		1,692,835
	Slm Student Loan Trust 2.56963 01/25/2040	2.57%	1/25/2040	3,432,845		3,362,897
	Freddie Mac 3.392 06/01/2048	3.39%	6/1/2048	1,009,198		1,034,082
	Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	1,447,826		1,581,194
	Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	1,503,961		1,589,221
	Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	1,285,078		1,359,087
	Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	1,471,714		1,555,477
	Fannie Mae 4.50 08/01/2048	4.50%	8/1/2048	732,936		774,744
	Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	1,110,406		1,176,947
	Freddie Mac Gold 4.50 06/01/2048	4.50%	6/1/2048	1,056,806		1,116,196
	Comcast Corp. 3.70 04/15/2024	3.70%	4/15/2024	524,213		562,612
	Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	780,052		824,671
	U.S. Treasury Note/Bond 2.75 11/30/2020	2.75%	11/30/2020	14,977,507		15,160,597
	U.S. Treasury Note/Bond 2.625 12/15/2021	2.63%	12/15/2021	6,490,253		6,625,116
	Freddie Mac Gold 4.50 08/01/2048	4.50%	8/1/2048	1,663,269		1,765,021
	U.S. Treasury Note/Bond 2.375 02/29/2024	2.38%	2/29/2024	5,242,127		5,429,168
	American Express Master Trust 2.87 10/15/2024	2.87%	10/15/2024	3,514,722		3,594,311
	Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	707,740		758,950
	Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	2,472,115		2,653,903
	Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	2,433,044		2,611,458
	Nextera Energy, Inc. 3.15 04/01/2024	3.15%	4/1/2024	973,538		1,016,486
	Bayerische Motoren Werke Ag 3.15 04/18/2024	3.15%	4/18/2024	524,213		545,185
	Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	973,538		1,051,857
	Fannie Mae 4.50 04/01/2049	4.50%	4/1/2049	5,357,558		5,651,634
	Occidental Petroleum Corp. 3.20 08/15/2026	3.20%	8/15/2026	1,048,425		1,074,124
	U.S. Treasury Note/Bond 1.375 08/31/2026	1.38%	8/31/2026	3,794,302		3,704,325
	Cigna Corp. 4.00 02/15/2022	4.00%	2/15/2022	1,857,211		1,944,852
	Freddie Mac Gold 4.50 09/01/2048	4.50%	9/1/2048	2,480,368		2,630,554
	U.S. Treasury Note/Bond 1.625 10/31/2026	1.63%	10/31/2026	2,895,651		2,864,127
	Fannie Mae 3.358 10/01/2049	3.36%	10/1/2049	3,986,302		4,096,692
	Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	2,096,851		2,139,270
	Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	1,447,826		1,660,154
	U.S. Treasury Inflation Indexed 0.125 04/15/2022	0.13%	4/15/2022	718,490		717,598
	Total Reinsurance Group of America Contract No. RGA00084					$212,373,412
	Total synthetic GICs (including wrapper contracts)					1,201,965,021
	Total investment					$15,493,572,222

*	Loans receivables from participants
	28,396 loans carrying an interest rate of 4.25% to 10.50% with maturity dates through 2039					218,679,932

	Other Investment Liabilities
	Payable in Brazil Real			(527,550)		$(131,143)
	Payable in Canadian Dollar			(56,709)		(43,731)
	Payable in Hong Kong Dollar			(4,368,078)		(560,599)
	Payable in Japanese Yen			(1,361,982)		(12,535)
	Payable in Mexican Peso			(1,363,788)		(72,219)
	Payable in Pound Sterling			(88,788)		(117,621)
	Payable in South Korean Won			(14,347,430)		(12,406)
	Payable in U.S. Dollar			(1,845,302)		(1,845,302)
	Total Other Investment Liabilities					$(2,795,556)
	Total					$15,709,456,598

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2019

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 12, 2020

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.